UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Community First, Inc.

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COMMUNITY FIRST, INC.
501 South James M. Campbell Boulevard
Columbia, Tennessee 38401
April 2, 2010
Dear Shareholder:
     You are cordially invited to attend the Annual Meeting of Shareholders of Community First, Inc. (the “Company”) scheduled for May 20, 2010, at 4:00 p.m., at the Vest Hall located on the campus of Columbia Academy in Columbia, Tennessee at 1101 West 7th Street.
     Pursuant to the “e-proxy” rules promulgated by the Securities and Exchange Commission, we are now furnishing proxy materials to our shareholders over the Internet. Accordingly, on or about April 2, 2010, we mailed to our shareholders (other than those who have previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials. On the date of the mailing of the Notice of Internet Availability of Proxy Materials, all shareholders of record and beneficial owners will have the ability to access the proxy materials on an Internet website referred to in the Notice of Internet Availability of Proxy materials. These proxy materials will be available free of charge. The e-proxy rules afford us the opportunity to realize cost savings on the printing and distribution of our proxy materials, and we hope that, if possible and convenient, you will avail yourself to this option.
     Your vote is important. Whether or not you are able to attend, it is important that your shares be represented at the meeting. Please sign and return your proxy card which will be mailed to you separately.
     I hope that you will be able to attend the Shareholders Meeting on May 20, 2010.

Sincerely, Eslick E. Daniel, M.D. Chairman of the Board

Enclosures

COMMUNITY FIRST, INC.
501 South James M. Campbell Boulevard
Columbia, Tennessee 38401
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 20, 2010
     Notice is hereby given that the Annual Meeting of Shareholders (the “Shareholders Meeting”) of Community First, Inc., a Tennessee corporation and bank holding company (the “Company”), will be held at the Vest Hall located on the campus of Columbia Academy in Columbia, Tennessee at 1101 West 7th Street, on May 20, 2010, beginning at 4:00 p.m., local time, for the following purposes:
1.	To elect four (4) individuals to the Board of Directors as Class II directors, each to serve for a three (3) year term and until his or her successor is duly elected and qualified;

2.	To approve the compensation of the Company’s Named Executive Officers as disclosed in the Proxy Statement that accompanies this Notice;

3.	To approve an amendment to the Company’s Amended and Restated Charter to increase the number of authorized shares of Common Stock from five million (5,000,000) to ten million (10,000,000);

4.	To ratify the appointment by the Company’s Audit Committee of Crowe Horwath LLP as the Company’s independent registered public accounting firm (“Crowe Horwath”); and

5.	To transact such other business as may properly come before the Shareholders Meeting or any adjournment or postponement thereof.
     Information regarding the matters to be acted upon at the Shareholders Meeting is contained in the Proxy Statement attached to this Notice.
     We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to our shareholders over the internet. We believe the new rules will allow us to provide our shareholders with the information they need in a timely and convenient matter, while lowering the costs of delivery and reducing the environmental impact of our annual meeting of shareholders.
     Only shareholders of record at the close of business on March 15, 2010 are entitled to notice of, and to vote at, the Shareholders Meeting or any adjournment(s) thereof.
     Your vote is important. When you receive a copy of the proxy card by mail, please sign the card and return it to the Company in the accompanying envelope. Please refer to the proxy card and the accompanying Proxy Statement for additional information regarding your voting options. Even if you plan to attend the Shareholders Meeting, please sign and return your proxy card as soon as possible to ensure that your shares are represented at the Shareholders Meeting. You may revoke your proxy at any time before it is exercised by following the procedures described in the accompanying Proxy Statement.

Columbia, Tennessee April 2, 2010	BY ORDER OF THE BOARD OF DIRECTORS Marc R. Lively President and Chief Executive Officer

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
Important Notice Regarding the Availability of Proxy Materials for the
Shareholders Meeting to be Held on May 20, 2010
     We are providing this Proxy Statement in connection with the solicitation by the Board of Directors, or the Board, of Community First, Inc., a Tennessee corporation and bank holding company (the “Company,” “we,” or “us”), of proxies to be voted at our 2010 Annual Meeting of Shareholders and any adjournment or postponement of the meeting (the “Shareholders Meeting”).
     On or about April 2, 2010, a Notice of Internet Availability of Proxy Materials (the “Notice”) was mailed to our shareholders as of the record date containing instructions on how to access the proxy statement (including all attachments), a form of proxy card, our 2009 Annual Report and any amendments to the foregoing materials that are required to be furnished to shareholders online, and how to vote. If you prefer to receive the proxy materials in the mail and to vote by mail, you may request a printed copy of the materials by sending your request to Community First, Inc., 501 South James M. Campbell Boulevard, Columbia, Tennessee 38401, Attention: Dianne Scroggins or Charlie Goatz, or by calling (931) 380-2265 or emailing dscroggins@cfbk.com or cgoatz@cfbk.com. You will not receive printed copies of the proxy materials in the mail unless you specifically request them.
     The Shareholders Meeting will be held May 20, 2010 at 4:00 local time at the Vest Hall of Columbia Academy, 1101 West 7th Street, Columbia, Tennessee 38401. In order to obtain directions to attend the Shareholders Meeting, please call (931) 380-2265.
     The Proposals to be voted upon at the Shareholders Meeting, all of which are more completely set forth in this Proxy Statement, are as follows:
1.	To elect four (4) individuals to the Board of Directors as Class II directors, each to serve for a three (3) year term and until his or her successor is duly elected and qualified;

2.	To approve the compensation of the Company’s Named Executive Officers as disclosed in the Proxy Statement that accompanies this Notice;

3.	To approve an amendment to the Company’s Amended and Restated Charter to increase the number of authorized shares of Common Stock from five million (5,000,000) to ten million (10,000,000);

4.	To ratify the appointment by the Company’s Audit Committee of Crowe Horwath LLP as the Company’s independent registered public accounting firm (“Crowe Horwath”); and

5.	To transact such other business as may properly come before the Shareholders Meeting or any adjournment or postponement thereof.
     Our Board of Directors recommends that you vote FOR the approval of all of the Proposals.
     For information on how to vote in person at the Shareholders Meeting, please see the section entitled “Introduction and General Information” beginning on page 1 of the Proxy Statement.

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
OF
COMMUNITY FIRST, INC.
TO BE HELD ON
MAY 20, 2010
INTRODUCTION AND GENERAL INFORMATION
Solicitation of Proxies
     This Proxy Statement is being furnished to the shareholders of Community First, Inc. (the “Company,” “we,” or “us”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) from holders of the outstanding shares of the Common Stock of the Company for use at the Annual Meeting of Shareholders of the Company to be held at the Vest Hall of Columbia Academy, 1101 West 7th Street, Columbia, Tennessee 38401, at 4:00 p.m., local time, on May 20, 2010, and at any adjournment or postponement thereof (the “Shareholders Meeting”).
     The Shareholders Meeting is being held (a) to elect four (4) directors of the Company; (b) to approve the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement; (c) to approve an amendment to the Company’s Amended and Restated Charter to increase the number of authorized shares of Common Stock from five million (5,000,000) to ten million (10,000,000); (d) to ratify the appointment by the Company’s Audit Committee of Crowe Horwath LLP as the Company’s independent registered public accounting firm; and (e) to transact such other business as may properly come before the Shareholders Meeting and any adjournment or postponement thereof. The Board of Directors of the Company knows of no other business that will be presented for consideration at the Shareholders Meeting other than the matters described in this Proxy Statement. This Proxy Statement is dated April 2, 2010. The Notice regarding the availability of proxy materials for the Shareholders Meeting is being mailed to the shareholders of the Company on or about April 2, 2010.
Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on May 20, 2010:
     Pursuant to the rules enacted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice regarding the internet availability of the proxy materials to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice (http://www.cfpproxy.com/6437) or to request to receive a printed set of proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In addition, shareholders may request receipt of proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by following instructions in the Notice.
Record Date and Revocability of Proxies
     The Company’s Board of Directors has fixed the close of business on March 15, 2010 as the record date for the determination of shareholders entitled to vote at the Shareholders Meeting. As of such date, the Company had 5,000,000 shares of Common Stock, no par value (“Common Stock”), authorized, of which 3,271,298 shares were issued and outstanding and 2,500,000 shares of preferred stock, no par value (the “Preferred Stock”), authorized, of which 17,806 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) and 890 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B (“Series B Preferred Stock”) were issued and outstanding. Holders of Common Stock are entitled to one vote on each matter considered and voted upon at the Shareholders Meeting for each share of Common

Stock held of record at the close of business on March 15, 2010. Pursuant to the Company’s Amended and Restated Charter, none of the issued and outstanding shares of Series A Preferred Stock or Series B Preferred Stock entitle a holder thereof to a vote upon any of the matters to be presented at the Shareholders Meeting.
     You can vote either in person by attending the Shareholders Meeting or by proxy without attending the Shareholders Meeting. To vote by proxy, you must: fill out the proxy card sent to you, date and sign it, and return it in the accompanying envelope.
     Any shareholder who has given a proxy may revoke it at any time prior to its exercise at the Shareholders Meeting by (a) giving written notice to the Secretary of the Company, (b) properly submitting to the Secretary of the Company a duly executed proxy bearing a later date, or (c) appearing in person at the Shareholders Meeting and voting in person. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: Community First, Inc., 501 South James M. Campbell Boulevard, Columbia, Tennessee 38401 Attention: Marc R. Lively, President and Chief Executive Officer.
Quorum and Shareholder Vote Required
     A quorum will be present at the meeting if at least 1,635,650 shares of Common Stock are represented in person or by valid proxy at the Shareholders Meeting, which is a majority of the Company’s outstanding shares of Common Stock as of the record date. According to Tennessee law and the Company’s Amended and Restated Charter and Amended and Restated Bylaws, the aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the Shareholders Meeting, whether those shareholders vote “for”, “against” or “abstain” from voting, together with any broker non-votes, will be counted as present for purposes of determining whether a quorum is present.
     Broker Proxies. Proxies that are returned to us where brokers have received instructions to vote on one or more proposals but do not vote on other proposal(s) are referred to as “broker non-votes” with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. Unlike prior annual meetings, as a result of recent changes in the rules of the New York Stock Exchange, if your broker does not receive instructions from you, your broker will not be able to vote your shares in the election of directors, resulting in a broker “non-vote.” In addition, without instructions, your broker will not be able to vote your shares with respect to the proposal to approve the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement as required pursuant to the requirements of Section 111(e)(1) of the Emergency Economic Stabilization Act of 2008 (the “EESA”). Therefore, it is very important that you instruct your broker how you wish your shares to be voted on both of these matters. Shares represented by such “broker non-votes,” however, will be counted in determining whether there is a quorum.
     Vote Required for Election of Directors. The affirmative vote of a plurality of the votes cast by the shareholders entitled to vote at the Shareholders Meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted in determining whether there is a quorum. Therefore, so long as a quorum is present, withholding authority will have no effect on whether one or more directors is elected.

     Vote Required to Approve the Compensation of the Company’s Named Executive Officers as Disclosed in this Proxy Statement, the Amendment to the Company’s Amended and Restated Charter, the Ratification of Crowe Horwath as the Company’s Independent Registered Public Accounting Firm, and Other Matters that May Properly Come Before the Shareholders Meeting. The approval of the compensation of the Company’s Named Executive Officers as disclosed elsewhere in this Proxy Statement, the amendment to the Company’s Amended and Restated Charter to increase the number of authorized shares of Common Stock from five million (5,000,000) to ten million (10,000,000), the ratification of Crowe Horwath as the Company’s independent registered public accounting firm, and any matter other than that enumerated above that properly comes before the Shareholders Meeting will be approved if the number of shares of Common Stock voted in favor of the proposal exceeds the number of shares of Common Stock voted against it. A properly executed proxy marked “ABSTAIN” with respect to such proposals will not be voted on the proposal, although it will be counted in determining whether there is a quorum. Therefore, so long as a quorum is present, abstaining from voting on such proposals will have no effect on whether such proposals are approved. Similarly, broker non-votes will have no effect on whether a proposal will be approved.
Action to be Taken Under the Proxy
     Proxies in the form that accompanies this Proxy Statement that are properly executed and returned will be voted at the Shareholders Meeting and any adjournment(s) thereof in accordance with the directions on such proxies. If no directions are specified, such proxies will be voted (a) “FOR” the election of the four (4) persons specified as nominees for directors of the Company, each of whom will serve for a three year term as discussed below and until his or her successor is elected and qualified; (b) “FOR” the approval of the compensation of the Company’s Named Executive Officers as disclosed elsewhere in this Proxy Statement; (c) “FOR” the approval of an amendment to the Company’s Amended and Restated Charter to increase the number of authorized shares of Common Stock from five million (5,000,000) to ten million (10,000,000); (d) “FOR” the ratification of the appointment by the Company’s Audit Committee of Crowe Horwath LLP as the Company’s independent registered public accounting firm; and (e) in the best judgment of the persons named in the proxy in connection with the transaction of such other business as may properly come before the Shareholders Meeting or any adjournment(s) thereof.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     Persons and groups beneficially owning more than 5% of Common Stock are required under federal securities laws to file certain reports with the Securities and Exchange Commission (“SEC”) detailing their ownership. The following table sets forth the amount and percentage of the Common Stock beneficially owned by any person or group of persons known to the Company to be a beneficial owner of more than 5% of the Common Stock as of the record date.

	Amount and Nature of
Name and Address of	Beneficial Ownership	Percent of Common
Beneficial Owner	(a)	Stock Outstanding

Eslick E. Daniel, MD 501 S. James M. Campbell Blvd. Columbia, TN 38401	229,994 (b)	7.03%

(a)	For purposes of this table, an individual or entity is considered to “beneficially own” any share of Common Stock which he, she or it directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (1) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (2) investment power, which includes the power to dispose, or to direct the disposition of, such security. In addition, an individual or entity is deemed to be the beneficial owner of any share of Common Stock of which he, she or it has the right to acquire voting or investment power within 60 days of the record date.

(b)	Includes 18,392 shares of Common Stock owned by Dr. Daniel’s spouse, 101,002 shares held by the Daniel General Partnership, 7,070 shares held by various relatives, for which the director serves as custodian, 36,360 shares held by various trusts for which the director serves as trustee, and options to purchase 900 shares of Common Stock.
     The following table sets forth, as of the record date, certain information known to the Company as to Common Stock beneficially owned by each director and named executive officer of the Company (identified in the Summary Compensation Table below) and by all directors and executive officers of the Company as a group. The address for each of our directors and executive officers listed below is c/o Community First, Inc., 501 South James M. Campbell Boulevard, Columbia, Tennessee 38401.

					Percent of
Name of		Amount and Nature of		Shares Acquirable	Outstanding
Beneficial Owner	Position	Beneficial Ownership(1)		in 60 days(15)	Common Stock

Eslick E. Daniel, MD	Director, Chairman of the Board of Directors	229,994	(2)	900	7.03%
Marc R. Lively	Director, President and Chief Executive Officer of the Company and the Bank	102,243	(3)	48,843	3.08%
Vasant Gopal Hari	Director	8,778	(4)	900	0.27%
Roger Witherow	Director	23,628	(5)	900	0.72%
Fred C. White	Director	103,249	(6)	900	3.16%
Dinah C. Vire	Director	41,865	(7)	900	1.28%
Bernard Childress	Director	4,940	(8)	900	0.15%
Randy A. Maxwell	Director	19,212	(9)	900	0.59%
H. Allen Pressnell, Jr.	Director	34,233	(10)	900	1.05%
Stephen F. Walker	Director	22,407	(11)	900	0.68%
Dianne Scroggins	Chief Financial Officer of the Company and the Bank	11,541	(12)	11,488	0.35%
Carl B. Campbell	Senior Vice President and Chief Credit Officer of the Bank	23,414	(13)	12,538	0.71%
Michael J. Saporito	Senior Vice President and Chief Operating Officer of the Bank	11,685	(14)	11,438	0.36%
Louis E. Holloway	Senior Vice President and Chief Retail Officer	1,625		1,625	0.05%
All executive officers and directors as a group (16 persons)	—	639,314		94,532	18.99%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our Common Stock.

(1)	For the purpose of computing the amount of shares owned by each beneficial owner, shares subject to stock options presently exercisable or which will be exercisable within sixty (60) days of March 15, 2010 held by such beneficial owner are deemed outstanding. Such shares are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

(2)	Includes 18,392 shares of Common Stock owned by Dr. Daniel’s spouse, 101,002 shares held by the Daniel General Partnership, 7,070 shares held by various relatives, for which the director serves as custodian, 36,360 shares held by various trusts for which the director serves as trustee, and options to purchase 900 shares of Common Stock.

(3)	Includes 53,326 pledged shares and options to purchase 48,843 shares of Common Stock.

(4)	Includes 2,828 shares of Common Stock owned by Mr. Hari’s spouse and options to purchase 900 shares of Common Stock.

(5)	Includes 7,743 shares of Common Stock held in an IRA owned by Mr. Witherow’s spouse and options to purchase 900 shares of Common Stock.

(6)	Includes options to purchase 900 shares of Common Stock and 9,152 shares owned by Mr. White’s spouse.

(7)	Includes options to purchase 900 shares of Common Stock.

(8)	Includes options to purchase 900 shares of Common Stock.

(9)	Includes 1,008 shares of Common Stock owned by Mr. Maxwell’s children and options to purchase 900 shares of Common Stock.

(10)	Includes 3,060 shares of Common Stock owned jointly with Mr. Pressnell’s spouse, options to purchase 900 shares of Common Stock and 7,800 shares owned by Mr. Pressnell’s spouse.

(11)	Includes 5,996 shares of Common Stock, which represents Mr. Walker’s share of Walker Family Partnership and options to purchase 900 shares of Common Stock.

(12)	Includes options to purchase 11,488 shares of Common Stock.

(13)	Includes options to purchase 12,538 shares of Common Stock.

(14)	Includes options to purchase 11,438 shares of Common Stock.

(15)	Represents options that could be exercised to purchase Common Stock at March 15, 2010 or within 60 days thereafter, which are included within the Amount and Nature of Beneficial Ownership column.
Section 16(a) Beneficial Ownership Reporting Compliance
     Under federal securities laws, the Company’s directors, executive officers and greater-than-10% shareholders are required to file reports of initial ownership and reports of changes in amounts of Common Stock and other securities of the Company. Based solely on representations and information provided to the Company by the persons required to make such filings, the Company believes that all filing requirements were complied with during the last fiscal year.

PROPOSAL 1: ELECTION OF DIRECTORS
Directors Standing for Election
     The Board of Directors is divided into three classes (Class I, Class II and Class III). The members of the Company’s Board of Directors are also members of the board of directors of the Company’s wholly-owned bank subsidiary Community First Bank & Trust (the “Bank”). At each annual meeting of shareholders, directors constituting one class are elected for a three-year term. The current Board of Directors is comprised of 10 members. Four members will be elected at the Shareholders Meeting. The Board of Directors has nominated and recommends to the shareholders Fred C. White, Roger Witherow, Bernard Childress, and Stephen Walker, each of whom is an incumbent Class II director, for election as Class II directors to serve until the annual meeting of shareholders in 2013 and until such time as their respective successors are duly elected and qualified.
     The Board expects each of the nominees to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.
     Information regarding each of the nominees for director is set forth below. Directors’ ages are given as of the date of this Proxy Statement. The Board of Directors recommends that shareholders vote FOR each of the four (4) director nominees set forth below.
     The biographies of each of the nominees and continuing directors below contain information regarding the person’s service as a director, business experience, director positions for SEC reporting companies held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Board of Directors to determine that the person should serve as a director for the Company.

Name	Age	Principal Occupation
Fred C. White	68	Mr. White is currently a local businessman involved primarily in real estate development. From 1969 to 1973, Mr. White was an industrial accountant with Consolidated Aluminum Corporation (a subsidiary of Phelps Dodge Corporation). From 1976 to 1999, he was the co-owner of Smelter Service Corporation, an aluminum reclamation plant at which Mr. White also managed the accounting procedures and processes for nearly 25 years. Mr. White was also a Financial Manager for Land Trust Corporation, which engages in land development in Williamson County, Tennessee, and Chairman of the investment committee for the Columbia State Community College Foundation Board from 2006 to 2007. He was first elected to the Board in 2000.

		Mr. White has extensive experience valuing real estate in the markets that the Company operates and has executive leadership expertise in the Company’s market area. Mr. White has a significant background in accounting and financial management. He has served in accounting management and financial services development positions for nearly 25 years. He is also actively involved in a

Name	Age	Principal Occupation
		number of community activities.

W. Roger Witherow	61	Mr. Witherow is President of Roger Witherow & Associates, Inc., a firm specializing in executive and employee fringe benefits. He has held that position since 1976. Mr. Witherow is a registered representative and sells securities through Thoroughbred Financial Services LLC. He was first elected to the Board in 2000.

		Mr. Witherow has significant knowledge of human resource matters and employee benefits. He also has extensive knowledge of accounting and corporate finance issues through his career in the securities industry.

Bernard Childress	54	Mr. Childress is a former educator. He is currently the Executive Director of the Tennessee Secondary School Athletic Association, a position he has held since June 15, 2009. Prior to being the Executive Director, Mr. Childress was the Assistant Executive Director of the Tennessee Secondary School Athletic Association since 1995. Mr. Childress is active in community activities through Leadership Maury County, the YMCA, the Rotary Club and the Maury Regional Hospital Advisory Board. He was first elected to the Board in 1999.

		Mr. Childress has a wide variety of business experience gained through his experience in education. He is also actively involved in a number of community activities.

Stephen F. Walker	40	Mr. Walker is the Commercial Property Manager for Walker Family Limited Partnership, a position he has held since 1994, and is active in the Columbia Main Street Corporation. He was first elected to the Board in 1999.

		Mr. Walker has extensive experience in commercial real estate matters and is the operator of a successful commercial property management business located in the Company’s market area. He is also actively involved in the local community.

Directors Continuing in Office

Name	Age	Principal Occupation
Class III – Directors Whose Terms of Office will Expire in 2011

Marc R. Lively	46	Mr. Lively is the President and Chief Executive Officer of the Company and the Bank. Prior to joining the Bank in 1998, Mr. Lively managed the Tennessee Corporate Banking Group of TransFinancial Bank in Nashville, Tennessee. He was first elected to the Board in 1999.

		Mr. Lively has extensive experience as a banker in the Company’s market area and is a community leader that is actively involved in a number of activities. He is able to provide insight to the Board of Directors on the factors that impact the Company and the communities the Company serves and his day to day management of the Bank allows him to provide the Board of Directors with company-specific experience and expertise.

Eslick E. Daniel, M.D.	68	Dr. Daniel is Chairman of the Board of Directors. He is a retired orthopedic surgeon and founder of Mid-Tennessee Bone and Joint Clinic, P.C. He was first elected to the Board in 1999.

		Dr. Daniel is an experienced business leader with an extensive medical background. His experience as the chairman of the Board of Directors offers the Board management experience, leadership capabilities, financial knowledge and business acumen.

Vasant G. Hari	61	Mr. Hari is an investor in the hospitality industry. Mr. Hari also serves as director of Community First Title, Inc. He was first elected to the Board in 2000.

		Mr. Hari has extensive knowledge of the hospitality industry, having invested in a number of businesses in the community served by the Company. He is also actively involved in community affairs in the Company’s market area.

Class I – Directors Whose Terms of Office will Expire in 2012

Randy A. Maxwell	53	Mr. Maxwell is Assistant Vice President for Investments of Tennessee Farmers Mutual Insurance Company, a position he has held since 1993. He was first elected to the Board in 1999.

		Mr. Maxwell has extensive securities knowledge having been involved in bond portfolio management for over 20 years and prior to that was involved in banking for six years.

Name	Age	Principal Occupation
H. Allen Pressnell, Jr.	64	Mr. Pressnell is President and owner of Columbia Rock Products, a position he has held since 1982 and is the CEO and owner of Industrial Contractors Inc., a position he has held since 1996. He was first elected to the Board in 1999.

		Mr. Pressnell has extensive knowledge and leadership experience having served as the president and chief executive officer of large industrial companies for almost 20 years. He also is actively involved in a number of community activities in the Company’s market area.

Dinah C. Vire	58	Ms. Vire is the former manager of a physician’s office, a position she held from 1989 to 2007. Ms. Vire was first elected to the Board in 1999.

		Ms. Vire has a variety of business experience having served in physician management for more than 20 years in the Company’s market area. She is also actively involved in a number of community activities in the Company’s market area.
     The Company’s Board of Directors has established procedures for shareholders, employees and other parties interested in communicating with members of the Board of Directors. Any interested party can communicate with the Company’s directors, including the chairperson of any of the committees of the Board of Directors, by writing to a director c/o Community First, Inc. 501 South James M. Campbell Blvd., Columbia, Tennessee 38401. All such communications will be forwarded directly to the director to whom they are addressed.
     The Company’s Board of Directors has adopted a policy stating that directors are strongly encouraged to attend the annual meeting of shareholders. In order to encourage director attendance at the annual meeting of shareholders, a meeting of the Board of Directors is typically held the day before or directly after the annual meeting of shareholders. All directors attended the 2009 Annual Meeting of Shareholders except for Dinah C. Vire.

PROPOSAL 2: ADVISORY VOTE ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
     The Company believes that the compensation for the Named Executive Officers, as described in the Compensation Discussion and Analysis below, is based on a pay-for-performance culture and is strongly aligned with the long-term interests of the Company’s shareholders. The Company believes that its culture focuses executives on prudent risk management and appropriately rewards them for performance.
     The Company also believes that both the Company and its shareholders benefit from responsive corporate governance policies and consistent dialogue.
     The Company also believes that the extensive disclosure of compensation information provided in this Proxy Statement provides the Company’s shareholders the information they need to make an informed decision as they weigh the pay of the Named Executive Officers in relation to the Company’s performance. This “Say-on-Pay” proposal gives you as a shareholder the opportunity to endorse or not endorse the compensation the Company paid to the Named Executive Officers through the following resolution:
“RESOLVED, that the shareholders of Community First, Inc. approve the compensation of the executive officers of Community First, Inc. set forth in the Summary Compensation Table of this Proxy Statement, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding the compensation of such executive officers (together with the accompanying narrative disclosure) contained in this Proxy Statement.”
     Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee of the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements for the Company’s Named Executive Officers.
     This proposal is provided as required pursuant to Section 111(e)(1) of the EESA based on the Company’s participation in the Capital Purchase Program (the “CPP”) created by the United States Department of the Treasury (the “Treasury”) under the Troubled Assets Relief Program (the “TARP”) created by the EESA.
     The Board of Directors recommends that shareholders vote FOR approval of this proposal.

PROPOSAL 3: AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CHARTER
     The Company’s Amended and Restated Charter currently authorizes the issuance of 5,000,000 shares of Common Stock. As of December 31, 2009, 3,270,922 shares of Common Stock were issued and outstanding. On March 16, 2010, the Board of Directors unanimously approved and adopted, subject to shareholder approval, a proposed amendment to the Company’s Amended and Restated Charter, providing for an increase in the authorized number of shares of Common Stock from 5,000,000 to 10,000,000. Approval of the amendment to the Company’s Amended and Restated Charter requires that more votes be cast in favor of the amendment than against the amendment.
     If this proposal is approved by the Company’s shareholders at the Shareholders Meeting, the amendment to the Amended and Restated Charter will become effective upon the filing of Articles of Amendment with the Secretary of State of Tennessee, which filing is expected to take place shortly after the Shareholders Meeting. The Board believes that it is in the best interests of the Company and all of its shareholders to amend the Amended and Restated Charter to increase the authorized shares of Common Stock.
     Except as set forth below, the relative rights of the holders of Common Stock under the Amended and Restated Charter would remain unchanged. Article 6, subsection (a) of the Amended and Restated Charter, as amended by the proposed amendment, is set forth below:
“a) Ten million (10,000,000) shares of common stock, no par value per share. Each share of Common Stock shall be entitled to one vote per share on all matters to be voted on by the shareholders of the Corporation. The rights, powers, and privileges of the holders of the Common Stock are subject to and qualified by the rights of holders, if any, of the preferred stock. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for the payment of the debts and other liabilities of the Corporation and after making provision for the holders of each series of preferred stock, if any, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of the Common Stock.”
     The Board of Directors believes that with the current level of authorized capital stock, the Company is constrained in its ability to pursue strategies intended to support growth and to enhance shareholder value. The Board of Directors considers the proposed increase in the number of authorized shares of Common Stock desirable because it would give the Company the necessary flexibility to issue Common Stock in connection with stock dividends and splits, acquisitions, equity financings and for other general corporate purposes. The Company currently has no oral or written plans, arrangements or understandings for the issuance of the additional shares of Common Stock to be authorized pursuant to this proposal.
     The amendment to the Company’s Amended and Restated Charter will ensure that the Company will continue to have an adequate number of authorized and unissued shares of Common Stock available for future use. As is the case with the shares of Common Stock which are currently authorized but unissued, if this amendment to the Company’s Amended and Restated Charter is adopted by the shareholders, the Board of Directors will have authority to issue the additional shares of Common Stock from time to time without further action on the part of shareholders except as may be required under the Amended and Restated Charter, by applicable law or by the rules of any stock exchange or market on which the Company’s securities may then be listed or authorized for quotation.
     The additional number of authorized shares could have the effect of making it more difficult for a third party to take over the Company in a transaction not approved by the Board of Directors. Shareholders do not have any preemptive or other rights to subscribe for any shares of Common Stock which may in the future be issued by the Company.

     The Board of Directors recommends that shareholders vote FOR approval of the proposed amendment to the Company’s Amended and Restated Charter to increase the number of authorized shares of Common Stock.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has appointed Crowe Horwath as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Crowe Horwath is a full-service firm of certified public accountants with expertise in bank holding company auditing. The firm is located in Brentwood, Tennessee. Services provided to the Company and its subsidiaries by Crowe Horwath in fiscal 2009 are described below under “Audit and Non-Audit Fees.”
     It is anticipated that a representative of Crowe Horwath will be present at the Shareholders Meeting to respond to appropriate questions. Such representative will have an opportunity to make a statement at the Shareholders Meeting if the representative desires.
     Ratification of the appointment of Crowe Horwath will be approved if the number of shares of Common Stock voting for the proposal exceeds the number of shares of Common Stock voting against the proposal. If the Company’s shareholders do not ratify the appointment of Crowe Horwath, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. If the appointment is ratified, the Audit Committee may in the future replace Crowe Horwath as our independent registered public accounting firm if it is determined that it is in the Company’s best interest to do so.
     The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Crowe Horwath as the Company’s independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010.
Audit and Non-Audit Fees
     For the years ended December 31, 2009 and December 31, 2008, the Company was billed the aggregate fees set forth below by Crowe Horwath:

	2009	2008
Audit Fees(1)	$188,000	$222,351
Audit-Related Fees(2)	33,454	5,100
Tax Fees(3)	54,555	42,700
All Other Fees(4)	9,248	90,730

Total Fees	$285,257	$360,881

1.	Audit Fees include fees related to the annual independent audit of the Company’s financial statements and reviews of the Company’s annual report on Form 10-K for 2009 and Form 10-K for 2008 and quarterly reports on Form 10-Q for 2009 and 10-Q for 2008 as well as other audit-related assistance.

2.	Audit-Related Fees include fees related to audit-related assistance with respect to the Supplemental Employee Retirement Plan and the Stock Option Plan.

3.	Tax Fees include fees related to tax return preparations and other tax related assistance.

4.	All other fees include, for 2008, fees related to the acquisition of The First National Bank of Centerville and fees related to the Company’s real estate investment trust (“REIT”) subsidiary for quarterly REIT qualification testing, loan review, reimbursement for out of pocket expenses and other accounting assistance. For 2009, all other fees consisted of fees for the reimbursement for out of pocket expenses.

Pre-Approval of Audit and Non-Audit Fees
     Consistent with Section 202 of the Sarbanes-Oxley Act of 2002 and SEC rules regarding auditor independence, our Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. In 2008 and 2009, the Audit Committee approved all fees disclosed under “tax,” “audit-related” and “all other” fees by Crowe Horwath in accordance with applicable rules.
     The Audit Committee has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent registered public accounting firm to the Company. The policy requires that all services Crowe Horwath may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Audit Committee. The Audit Committee approved all audit and non-audit services provided by Crowe Horwath during fiscal 2009 prior to Crowe Horwath performing such services.

EXECUTIVE OFFICERS
     Information concerning the Company’s executive officers who are not also directors is set forth below.

Name	Age	Principal Occupation
Dianne Scroggins	50	Ms. Scroggins is Chief Financial Officer of Community First Inc. and Vice President and Chief Financial Officer of the Bank, positions she has held since 1998. Ms. Scroggins serves on the Asset Liability Committee and the Investment Committee. Ms. Scroggins joined the Bank in its organization phase in 1998. Prior to joining the Bank, Ms. Scroggins served as assistant cashier from 1994-1997 and Vice President in 1998 with the Middle Tennessee Bank. She served in many areas of Middle Tennessee Bank, including manager of the credit card department, investment accountant, assisted the Chief Financial Officer in the Finance Department and served on the Asset Liability Committee.

Michael J. Saporito	59	Mr. Saporito is Senior Vice President and Chief Operating Officer of the Bank and has held that position since September of 2004 when he joined the Bank. Mr. Saporito has over thirty-five years of banking experience with several community banks. Prior to joining the Bank, Mr. Saporito served as Senior Vice President and Chief Operation Officer of Ohio Legacy Bank in Wooster, Ohio from 2003 to 2004. He served as Senior Vice President, Chief Operation Officer and Chief Information Officer of Commercial and Savings Bank in Millersburg, Ohio from 2001 to 2003 and Senior Vice President and Senior Operation Officer of The Bank/First Citizens Bank in Cleveland, Tennessee from 1996 to 2001.

Carl B. Campbell	61	Mr. Campbell is Senior Vice President and Chief Credit Officer of the Bank, positions he has held since May 2005. Prior to this time, Mr. Campbell served as the Vice President Commercial Loan Officer of the Bank. Mr. Campbell serves on the Bank’s Loan Committee. Prior to joining the Bank in 2000, Mr. Campbell was an Executive Vice President with Mercantile Bank of Kentucky. Mr. Campbell has held various lending and credit management positions over the past thirty-five years.

Louis E. Holloway	57	Mr. Holloway is Senior Vice President and Chief Retail Officer of the Bank. Prior to joining the Bank in January of 2008, Mr. Holloway served in market development of Bank of America as Senior Vice President / Market President in Macon, Georgia. He also held various positions in lending and consumer business. Mr. Holloway has over thirty years of banking experience.

Name	Age	Principal Occupation

Jerry Woods	52	Mr. Woods is Senior Vice President and Chief Lending Officer of the Bank. Prior to joining the Bank in September of 2009 he served in senior and executive management capacities at banks in Ohio, Illinois, and Arizona over the past 28 years including various loan production and credit functions, special asset disposition, bank mergers and acquisitions, and bank and bank site strategic development and execution. These positions included Senior Vice President at Copper Star Bank between 2004-2005 and Executive Vice President of Silver State Bank between 2005-2008. Additionally he founded BusinessPulse, LLC in 2008, a management consulting firm focusing on operational and financial efficiencies that maximize the long-term value of businesses.

Vera E. Gray	55	Ms. Gray is Vice President and Chief Risk Manager of the Bank. Prior to joining the Bank in July of 2008, Ms. Gray served as Vice President, Corporate Compliance and Risk Officer for Carolina Financial Corporation in Charleston, South Carolina. She also served as Senior Vice President, Chief Compliance Officer and Internal Auditor of Big Lake National Bank in Okeechobee, Florida, as a Banking Consultant for Carrier & Company, PLLC in Lake Worth, Florida and as Vice President of Corporate Audit & Compliance Manager of Riverside National Bank of Florida in Fort Pierce, Florida. Ms. Gray has over thirty years of banking experience.
CORPORATE GOVERNANCE
Corporate Governance Guidelines
     The Board of Directors has established a set of Corporate Governance Guidelines which address such matters as director qualifications, director nominations, board composition, director meetings, board committees and other matters. The Board of Directors believes such guidelines to be appropriate for the Company in its effort to maintain “best practices” as to corporate governance. A copy of the Corporate Governance Guidelines, which have been updated since their adoption, can be viewed on the Company’s website, http://www.cfbk.com (accessible through the “Shareholders” link).
Board Leadership Structure
     The Company separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board of Directors.

Board’s Role in Risk Oversight
     While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of Directors assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls, and discusses with management, the internal auditors, and the independent registered public accounting firm the Company’s policies with respect to risk assessment and risk management, including risks related to fraud, liquidity, credit operations and regulatory compliance. The Audit Committee also assists the Board of Directors in fulfilling its duties and oversight responsibilities relating to the Company’s compliance and ethics programs, including compliance with legal and regulatory requirements. The Compensation Committee is responsible for considering the risks that may be implicated by the Company’s executive compensation programs and reviews those risks with the Company’s senior risk officers.
Director Nomination Procedure and Director Independence
     The Company seeks to attract and retain highly qualified directors who are willing to commit the time and effort necessary to fulfill their duties and responsibilities as a director of the Company. The Board of Directors desires to maintain flexibility in choosing appropriate board candidates, and therefore has not adopted specific, minimum qualifications that must be met by a recommended nominee for a position on the Company’s Board of Directors. Board candidates are generally considered based on various criteria, including their business and professional skills and experiences, business and social perspective, personal integrity and judgment and other factors the Board of Directors may deem relevant under the circumstances.
     The Board of Directors has not adopted a formal diversity policy for nominees. Rather, the Board of Directors annually reviews and determines the specific qualifications and skills that one or more directors must possess in the context of the then needs of the Board of Directors with respect to experience, expertise and age. In making recommendations for nominees to the Board of Directors, the Board of Directors seeks to include directors who, when taken together with the other nominees and continuing directors, will create a Board of Directors that offers a diversity of education, professional experience, gender, background, age, perspective, viewpoints and skill.
     Once the Board of Directors makes the preliminary determination that there is a need for additional Board members to fill vacancies or expand the size of the Board, the independent directors will begin searching for a prospective nominee. After a prospective nominee is identified, the independent directors as a whole make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the independent directors with the recommendation of the prospective candidate, as well as each director’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. If the independent directors determine, in consultation with the other Board members as appropriate, that additional consideration is warranted, they may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report their findings to the entire Board.
     Director nominees are selected by a majority vote of the independent directors, which includes all of the directors except Mr. Lively, all of whom participate in the consideration of director nominees and each of whom the Board has determined is independent under Rule 5605(a)(2) of the listing standards of the NASDAQ Stock Market, LLC (“Nasdaq”). With respect to Mr. Witherow, the Board specifically considered his affiliation with certain entities that provide services to the Company (described in greater detail in the “Certain Relationships and Related Transactions” section of this Proxy Statement) and determined that, despite such affiliation, he is still independent under Nasdaq listing standards. Given the size and composition of the Company’s Board of Directors, the Company does not have a separate nominating committee. Accordingly there is no nominating committee charter.

     The Board will consider nominees for the Board of Directors recommended by shareholders if shareholders comply with the advance notice provisions contained in the Company’s Amended and Restated Bylaws. The Board evaluates nominees recommended by shareholders on the same basis as nominees recommended by any other source. Nominations to the Board may be submitted by shareholders of the Company for consideration by the Board of Directors by sending such nomination to: Marc R. Lively, Community First, Inc., 501 South James M. Campbell Boulevard, Columbia, Tennessee 38401.
Meetings and Committees of the Board of Directors
     The Board of Directors of the Company and the Bank held 12 joint meetings during 2009. No director of the Company attended fewer than 75% of the aggregate of (a) the total number of board meetings held during 2009 and (b) the total number of committee meetings of the Board of Directors on which he or she served during 2009.
     The Board of Directors of the Company has standing Personnel, Compensation and Audit Committees.
     Personnel Committee. The Board of Directors has a standing Personnel Committee comprised of Bernard Childress, Marc R. Lively, W. Roger Witherow, H. Allen Pressnell, Jr., Dinah C. Vire and Stephen F. Walker. Mr. Pressnell acts as the Chairman of the Personnel Committee. With the exception of Mr. Lively, all of the members of the Personnel Committee are independent directors as defined by Rule 5605(a)(2) of Nasdaq’s listing standards. The Personnel Committee sets policies and oversees certain employee matters relating to the Company except for the executive compensation of Marc R. Lively. The committee held no meetings in 2009.
     Compensation Committee. The Board of Directors has a standing Compensation Committee currently composed of W. Roger Witherow, Bernard Childress, Eslick E. Daniel, M.D., Fred C. White, H. Allen Pressnell, Jr., Dinah C. Vire and Stephen F. Walker. Dr. Daniel acts as the Chairman of the Compensation Committee. This Committee oversees matters relating to the compensation of our Chief Executive Officer. The Compensation Committee has adopted a written charter, which can be viewed on the Company’s website, http://www.cfbk.com (accessible through the “Shareholders” link). None of the members of the Compensation Committee have at any time been an officer or employee of the Company or any of its subsidiaries. All members of the Compensation Committee are independent directors as defined by Rule 5605(a)(2) of Nasdaq’s listing standards. The committee held three meetings in 2009.
     In addition, as a result of the Company’s participation in the CPP, the Compensation Committee is responsible for
•	discussing, evaluating and reviewing, at least every six months, with the Company’s senior risk officer, the Company’s senior executive officer compensation plans and employee compensation plans and the risks these plans pose to the Company;

•	identifying and limiting the features in the Company’s senior executive officer compensation plans that could lead the Company’s senior executive officers to take unnecessary and excessive risks that could threaten the value of the Company;

•	identifying and limiting any features in the Company’s employee compensation plans that pose risks to the Company to ensure that the Company is not unnecessarily exposed to risks, including any features in these senior executive officer compensation plans or employee compensation plans that would encourage behavior focused on short-term results rather than long-term value creation;

•	discussing, evaluating and reviewing, at least every six months, the terms of each Company employee compensation plan and identifying and eliminating the features in these plans that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;

•	providing annually a narrative description of how the committee limited the risk encouraging features in the senior executive officer compensation plans and employee compensation plans; and

•	certifying annually that the committee has completed its review of the senior executive officer compensation plans and employee compensation plans required under the EESA.
     Audit Committee. The Audit Committee of the Company’s Board of Directors is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 and is currently composed of Fred C. White, Randy Maxwell and Dinah C. Vire, each of whom is independent under Rule 5605(a)(2) of Nasdaq’s listing standards and the rules and regulations of the SEC. Mr. White serves as the Chairman of the Audit Committee. The Board of Directors has determined that Mr. White is an “audit committee financial expert” as defined in applicable SEC rules. The committee held ten meetings in 2009.
     The Audit Committee assists the Board of Directors in fulfilling its responsibility for overseeing the accounting, auditing and financial reporting processes of the Company. The Audit Committee has adopted a written charter, which has been updated since its adoption, a copy of which can be viewed on the Company’s website, http://www.cfbk.com (accessible through the “Shareholders” link). In addition to other activities, prior to the release of quarterly reports in fiscal year 2009, the Audit Committee also reviewed and discussed the interim financial information contained therein with Crowe Horwath, the Company’s independent registered public accounting firm.
Compensation Committee Interlocks and Insider Participation
     During 2009, Roger Witherow, Bernard Childress, Eslick Daniel, M.D., Fred C. White, H. Allen Pressnell, Jr., Dinah C. Vire and Stephen Walker served on our Compensation Committee, with Dr. Daniel serving as the committee’s chair. None of these individuals has at any time been an officer or employee of the Company or any of its subsidiaries. There are no relationships among the Company’s executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable regulations of the SEC.
     No executive officer of the Company or the Bank has served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee. No executive officer of the Company or the Bank has served as a director of another entity, one of whose executive officers served on the Compensation Committee. No executive officer of the Company or the Bank has served as a member of the compensation committee of another entity, one of whose executive officers served as a director of the Company or the Bank.
Certain Relationships and Related Transactions
     Except as set forth below, there were no related party transactions during 2009, and there are no existing or proposed direct or indirect material transactions between the Company and any of their officers, directors, or any affiliate of the foregoing, except in the ordinary course of the Company’s business.
     The Company has had, and expects to have in the future, banking transactions in the ordinary course of business with directors and officers of the Company and their affiliates, including members of their families or corporations, partnerships or other organizations in which such officers or directors have a controlling interest, on substantially the same terms (including price or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such banking transactions have not involved more than the normal risk of collection nor do these transactions present other unfavorable features.

As of December 31, 2009, the aggregate amount of loans outstanding to directors, executive officers and related parties was approximately $7,916,291.
     In addition, two entities affiliated with Roger Witherow provide services to the Company in various capacities such as insurance broker and benefits advisor. In these capacities, these entities received combined commission payments in an aggregate amount less than approximately $75,000 during fiscal year 2009 from various third parties related to the Company’s insurance policies and benefit plans. The Company’s Board of Directors believes that the insurance policies obtained and the commissions paid to these entities are market competitive.
     Pursuant to the Company’s Audit Committee charter, the Audit Committee is responsible for reviewing and approving and/or ratifying related party transactions, including any transactions that the Company is required to report in its proxy statements under Item 404 of Regulation S-K. These transactions, to be approved, must be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

Audit Committee Report
     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.
     The Audit Committee’s primary responsibility is the oversight of the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for establishing and maintaining the Company’s internal controls, for preparing the financial statements, and for the public reporting process. The independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements in accordance with generally accepted auditing standards and for issuing a report on its audit. The independent registered public accounting firm also issues a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee reviews the work of management and has direct responsibility for retention of the independent registered public accounting firm on behalf of the Board of Directors.
     The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with it the firm’s independence from the Company and its management.
     In reliance on the reviews and discussions referred to above, the undersigned Audit Committee members recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors: Fred C. White, Chair Randy A. Maxwell Dinah C. Vire

EXECUTIVE AND DIRECTOR COMPENSATION
Compensation Discussion and Analysis
     The following discussion provides information regarding the compensation and benefit programs in place for the Named Executive Officers named in the Summary Compensation Table that follows this Compensation Discussion and Analysis relating to our 2009 fiscal year. These officers are:
•	Marc R. Lively, President and Chief Executive Officer of the Company and the Bank

•	Dianne Scroggins, Chief Financial Officer of the Company and the Bank

•	Carl B. Campbell, Senior Vice President and Chief Credit Officer of the Bank

•	Michael J. Saporito, Senior Vice President and Chief Operating Officer of the Bank

•	Louis E. Holloway, Senior Vice President and Chief Retail Officer
     Overview of Compensation Process. The Compensation Committee of the Company’s Board of Directors (which is referred to in this Compensation Discussion and Analysis as the “Committee”) is comprised of W. Roger Witherow, Bernard Childress, Eslick E. Daniel, M.D., Fred C. White, H. Allen Pressnell, Jr., Dinah C. Vire and Stephen F. Walker, with Dr. Daniel serving as the Committee’s chair. All members of the Committee are non-employee directors, as defined in Rule 16b-3 of the rules promulgated under the Securities and Exchange Act of 1934, as amended, and independent directors, as defined in Rule 5605(a)(2) of Nasdaq’s listing standards, in each case as determined by our Board of Directors. In addition to independence considerations, the Board determines Committee membership based on such knowledge, experience and skills that it deems appropriate in order to adequately perform the responsibilities of the Committee.
     The Committee is responsible for setting the compensation of the Chief Executive Officer, overseeing the Board’s evaluation of the performance of our executive officers and administering the Company’s equity-based incentive plans, among other things. The Committee undertakes these responsibilities pursuant to a written charter adopted by the Committee and the Board of Directors. No changes were made to the Committee’s charter during 2009. The charter may be viewed in full on the Company’s website, http://www.cfbk.com (accessible through the “Shareholders” link).
     The Committee periodically reviews executive compensation and the Company’s compensation policies to ensure that the Chief Executive Officer is rewarded appropriately for his contributions to the Company and that the overall compensation strategy supports the objectives and values of our organization, as well as shareholder interests.
     Compensation Philosophy. The fundamental objective of our executive compensation policies is to attract and maintain executive leadership for the Company that will execute our business strategy, uphold our Company values, and deliver results and long-term value to our shareholders. Accordingly, the Committee has historically sought to develop compensation strategies and programs that attract, retain, and motivate highly qualified and high-performing executives through compensation that is:
•	Retention-based: Compensation should be designed to maximize the Company’s retention rates for key employees and members of management.

•	Performance-based: A significant component of compensation has historically been based on whether or not the Company meets certain performance criteria that, in the view of the Committee, are aligned with growth in shareholder value.

•	Shareholder-aligned: Equity incentives have historically been used to align the interests of our executive officers with those of our shareholders.

•	Balanced: Performance-oriented features and retention-oriented features have historically been balanced so the entire program accomplishes the Company’s pay-for-performance and executive retention objectives.

•	Fair: Compensation levels and plan design have historically accounted for competitive practices, our performance relative to peer companies, and the relationship of compensation levels from one executive to another.
     As a result of the Company’s participation in the CPP, the Company is subject to the executive compensation limitations set out in the EESA, as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”), and the Treasury regulations issued on June 15, 2009 in the form of an interim final rule (the “June 2009 IFR”) implementing the compensation limitations of the EESA and the ARRA. The June 2009 IFR limits the ability of the Company to pay a bonus, or incentive or retention award to Mr. Lively. The Company is also prohibited from paying any retention or incentive compensation to Mr. Lively, including equity-based awards, except for long-term restricted stock the value of which does not exceed 1/3rd of Mr. Lively’s total compensation. This restricted stock may not vest earlier than two years from the date of grant and must be non-transferable until the Company repays specified percentages of its obligations to the Treasury under the CPP. These bonus and incentive and retention payment limitations do not apply to any of the Company’s other Named Executive Officers and may not limit bonuses, or retention or incentive awards required to be paid pursuant to the terms of valid employment contracts in place prior to February 11, 2009, which means that Mr. Lively’s right to be awarded stock options following certain sales by the Company of the Company’s Common Stock as set out in his employment agreement has not been limited by the June 2009 IFR, the EESA or the ARRA. While the Committee’s compensation philosophies described in more detail above continue to be the philosophies guiding the Committee’s compensation decisions, the Committee may, because of the executive compensation limitations applicable to participants in the CPP, be unable to award all of the types of compensation contemplated by the philosophies in the same manner as it has in the past.
     Our executive officers compile and provide information, make recommendations for the Committee’s consideration and assist in the management and administration of our executive benefit plans. Their responsibilities may include, but are not limited to, the following:
•	Recommending grants and awards for key executive officers, other than the Chief Executive Officer;

•	Recommending changes to ensure that our compensation programs remain competitive and aligned with our objectives; and

•	Providing information to the Committee, including but not limited to (1) information concerning Company and individual performance, (2) information concerning the attainment of our strategic objectives, (3) the Common Stock ownership of each executive and his or her option holdings, (4) equity compensation plan dilution, (5) compensation “tally sheets,” which are intended to quantify all forms of compensation payable to our executives, and (6) peer group compensation and performance data.
     The Committee’s compensation philosophy for an executive officer emphasizes an analysis of the executive’s performance for the year, projected role and responsibilities, required impact on execution of Company strategy, external pay practices, total cash and total direct compensation positioning, and other factors the Committee deems appropriate. Our philosophy also considers employee retention, vulnerability to recruitment by other companies, and the difficulty and costs associated with replacing executive talent.
     Elements of Compensation. Based on the Company’s compensation philosophy, reviews of compensation programs for peer companies and the philosophies of the Committee, the Committee has previously determined that our Company should provide its executives compensation packages comprised of three primary elements: (i) base salary; (ii) annual variable performance awards payable in cash and primarily based on the financial performance of the Company, in accordance with the goals established by the Committee; and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between executive officers and our shareholders. As described above, for so long as the Company has an obligation outstanding to the Treasury under the CPP (the “TARP Period”), the Committee may be limited, particularly with respect to Mr. Lively, in its ability to use all three of these elements.
     Components of 2009 Compensation Program. Set forth below are the components to the Company’s 2009 compensation program for our Named Executive Officers. In addition, the Company has entered into an amended and restated employment agreement with Mr. Lively and change in control agreements with each of the other Named Executive Officers (other than Mr. Holloway), the material terms of which are described in the “Employment Agreements” and “Potential Payments Upon Termination or Change in Control” sections of this Proxy Statement.
     Target Compensation for Chief Executive Officer. In 2001, the Committee retained Professional Bank Services to conduct an annual review of the compensation of our Chief Executive Officer. In late 2008, the Committee once again retained Professional Bank Services to assist it in reviewing the Company’s compensation strategies and plans for the Chief Executive Officer position in order to assist the Committee in determining the appropriate compensation structure for Marc R. Lively for the 2009 fiscal year. At the Committee’s request, Professional Bank Services performed several analyses, including peer and market comparisons. Professional Bank Services reviewed various components for an effective executive compensation program for the senior position in organizations defined as regional financial services companies with assets in the $500 million to $1 billion range. These analyses assisted the Committee in determining if such strategies and plans were advisable based on the Company’s then current financial position and strategic goals, developments in corporate governance and compensation design as well as in light of the limitations on executive compensation applicable to participants in the CPP. Professional Bank Services was selected due to its extensive experience in providing compensation consulting services within the financial industry, particularly for financial institutions similar in size to the Company within the Company’s market area. Additionally, the Committee is not aware of any potential conflicts of interest affecting its consultation services that Professional Bank Services may have with either Board members or Company management.
     In order to determine appropriate compensation levels for our Chief Executive Officer, Professional Bank Services conducted a peer group analysis that was primarily based on surveys reporting 2008 compensation information for approximately 150 financial institutions in the $500 million to $1 billion asset range, primarily located in the south and southeast regions of the country, including data reported by the Delves Group, America’s Community Banks, the Kentucky Bankers Association and the Tennessee Bankers Association. Based on survey results, Professional Bank Services determined that the average base salary for the senior position in a $500 million to $1 billion asset size institution in 2009 in our market, as adjusted for timing, would be as follows:
2009 Base Salary Ranges

Minimum	Mid-Point	Maximum
$226,676	$283,452	$340,228
     Based on information noted in the above-referenced surveys, Professional Bank Services also determined that the mid-point for 2009 total compensation (including total cash compensation (base salary plus annual cash incentives) plus fair value of equity incentive awards) was $405,961. Taking this information into account as well as the compensation objectives and philosophies discussed above, the Committee determined that our Chief Executive Officer’s compensation for 2009 should target between the Minimum and Mid-Point ranges for base salary and the Mid-Point range for total compensation. For 2009, Mr. Lively’s base salary was $234,000, and his total compensation was $325,903, both below the Mid-Point of the surveys.

     Base Salary. We seek to provide base salaries for our executive officers that provide a secure level of guaranteed cash compensation in accordance with their experience, professional status and job responsibilities. Each year the Committee reviews and sets the salary of our Chief Executive Officer, taking into account several factors, including prior year salary, responsibilities, tenure, performance, salaries paid by comparable companies for comparable positions, the Company’s overall pay scale, and the Company’s recent financial performance. Such review typically takes place during the fourth quarter. Additionally, our Chief Executive Officer, in coordination with our human resources department, has historically evaluated (based on the same factors described above) and set the base salaries of our other Named Executive Officers. An annual evaluation of these salaries has typically been conducted in connection with the anniversary of hire for each executive in connection with their individual performance assessments. The following are 2009 base salaries for our Named Executive Officers, which are presented in comparison to the 2008 base salaries:

Name	2009 Base Salary(1)	2008 Base Salary	Percentage Change
Marc R. Lively	$234,000	$234,000	0%
Dianne Scroggins	104,728	100,700	4%
Michael J. Saporito	140,400	135,000	4%
Carl B. Campbell	140,400	135,000	4%
Louis E. Holloway	124,800	120,000	4%

(1)	Effective February 1, 2009.
     In light of the Company’s performance in 2008, Mr. Lively requested that the Committee not increase his salary for 2009. In recommending 4.0% increases in the base salaries of the other Named Executive Officers, Mr. Lively intended such increases to represent a standard cost of living salary adjustment.
     Management Incentive Compensation Plan. The Company has previously established a Management Incentive Compensation Plan (“MICP”). The objectives of the MICP include maximizing the Company’s long-term profitability and the return on shareholders equity, promoting teamwork among members of management and encouraging superior individual performance, and providing management with the ability to earn incentive compensation proportional to the Company’s success and their individual contributions.
     As a result of the Company incurring a net loss in 2008, the Committee did not approve any awards under the MICP for the Named Executive Officers for the 2009 fiscal year. Accordingly, none of the Named Executive Officers, participated in any cash incentive plan during 2009. As a result of the Company’s performance in 2009, and reflecting the Company’s continued participation in the CPP, the Committee has not approved any performance targets under the MICP for the 2010 fiscal year.
     Long-Term Share-Based Incentive Compensation. As described above, one of our key compensation philosophies is that long-term share-based incentive compensation should strengthen and align the interests of our officers and employees with our shareholders because, in the case of stock options, such options have value only to the extent our share price increases over time. The Committee primarily seeks to accomplish this goal by making annual stock option grants to each of the Company’s Named Executive Officers pursuant to the Company’s 1999 Stock Option Plan or 2005 Stock Incentive Plan. On January 5, 2009, the Committee made the following option grants to our Named Executive Officers:

	Shares Subject to Time
Name	Based Vesting Option Grant	Exercise Price
Marc R. Lively	5,000	$19.00
Dianne Scroggins	2,500	$19.00
Michael J. Saporito	2,500	$19.00
Carl B. Campbell	2,500	$19.00
Louis E. Holloway	2,500	$19.00
     Each of these options vest ratably over four years and have a 10-year term. The exercise price is based on the market price of the Company’s stock on the date of the grant, which is determined by the last known sale price of the Company’s Common Stock on the date of the grant. These stock options will only have value if the price of the Company’s Common Stock exceeds the exercise price and as such this component of the executive’s total compensation is totally “at risk” in the event the stock price falls below the exercise price. Conversely, the more the price of the Company’s Common Stock increases the greater the compensation to the executive.
     Pursuant to the June 2009 IFR, a participant in the CPP that issued less than $25 million of preferred stock to the U.S. Treasury is prohibited from awarding any equity-based awards to its chief executive officer during the TARP Period, except for long-term restricted stock the value of which does not exceed 1/3 of the officer’s total compensation. This restricted stock may not vest earlier than two years from the date of grant and must be non-transferable until the Company repays specified percentages of its obligations to the Treasury under the CPP. Notwithstanding this limitation, the June 2009 IFR provides that this prohibition is not applicable to bonus awards, incentive compensation or retention awards (including equity-based awards) required to be paid under a valid employment contract between an officer and the CPP participant that was in place as of February 11, 2009. Pursuant to the terms of Mr. Lively’s employment agreement, entered into on June 30, 2008, if the Company issues shares of its Common Stock in a public or private offering for cash or for indebtedness of a third party (other than pursuant to an employee benefit plan or stock option plan or pursuant to a merger or acquisition agreement), the Company is required to grant Mr. Lively additional options equal to 3% (three percent) of the number of shares so issued. These additional options must be on the same terms (including vesting) as options granted prior to the date of the employment agreement and except as vesting may be required to be adjusted to preserve the status of such options as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The exercise price of such additional options shall be determined by the Board of Directors at the time of their issue, but may not be below the fair market value of the Company’s Common Stock on the date of issuance. In light of this provision, the Company is not prohibited from awarding to Mr. Lively stock options in accordance with the terms of his employment agreement along with restricted stock that meets the requirements of the June 2009 IFR with respect to amount, vesting and transferability. The limitations on the Company’s ability to award equity-based awards to Mr. Lively does not apply to the other Named Executive Officers, who may continue to receive any form of equity-based award that the Committee deems appropriate.
     Retirement Benefits
     401(k) Plan. Our 401(k) Plan is a tax-qualified retirement plan pursuant to which all associates, including the Named Executive Officers, after one year of active service and so long as they are scheduled for 1,000+ hours per year, are able to contribute up to the annual limit prescribed by the Internal Revenue Service to the 401(k) Plan on a before tax basis. For 2009, this amount was $16,500. Prior to 2007, the Company matched 100% of the first 3% of pay that was contributed to the 401(k) Plan. The Company contributions to the 401(k) Plan vested 20% annually beginning after two (2) years of service, becoming fully vested after seven (7) years of service. Beginning on January 1, 2007, the Company started to match 100% of the first 3% of pay and 50% of the next 2% of pay. These matching contributions are 100% vested when made.

     Supplemental Executive Retirement Plan. On August 16, 2005, the Bank approved a Supplemental Executive Retirement Plan (the “SERP”). The SERP, which was established to aid the Company in retention of key executives, will provide each of the Named Executive Officers, except for Mr. Holloway who is not a SERP participant, with benefits upon retirement, death or disability in certain prescribed circumstances. The specifics of the benefits provided were set forth in a Participation Agreement with each executive, the terms of which are described in detail in the “Pension Benefits in 2009” section of this Proxy Statement.
     Bank Owned Life Insurance. The Bank has purchased Bank Owned Life Insurance (“BOLI”) on the lives of certain employees, including each of the Named Executive Officers. The purpose of the BOLI plan is to provide the funds necessary to replace the employee(s) due to an unanticipated death. These funds are to aid in locating succession management. As an inducement to retain these individuals until normal retirement, the plan provides for the sharing of the death benefit with their designated beneficiaries from the BOLI plan. The policies provide each participant a death benefit of $25,000 that is assigned to their designated beneficiary. The Bank is the owner of the policies and retains a 100% interest in the cash surrender value of the policies. There are no other benefits to the insured or their beneficiaries under the BOLI plan. Although this benefit does not provide any current remuneration to the executive, it provides the Bank with a mechanism to use to attract, retain and reward highly qualified executives, and it provides further incentive for longevity with the Bank.
     Severance and Change of Control Benefits. We believe that reasonable severance and/or change in control benefits are sometimes necessary in order to recruit and retain effective senior managers. In particular, for our Chief Executive Officer, we believe that reasonable severance benefits reflect the fact that it may be difficult for him to find comparable employment within a short period of time if he was terminated without cause or quit for good reason whether before or after a change in control, and are a product of a generally competitive recruiting environment within our industry. We also believe that certain change in control benefits are prudent in order to provide an executive security that will likely reduce the reluctance of an executive to pursue a change in control transaction that could be in the best interests of our shareholders but not in the executive’s personal interests to pursue. While the Committee will receive this information as part of its annual review of total executive compensation (including contingent compensation), the Committee does not typically consider the value of potential severance and/or change in control benefits when assessing annual total compensation as these payouts are contingent and have a primary purpose unrelated to ordinary compensation matters. For a detailed discussion of potential severance and change of control benefits, see the “Potential Payments Upon Termination or Change in Control,” section of this Proxy Statement. As described in more detail below, the ARRA, which expands the executive compensation restrictions and limitations under the EESA, and the June 2009 IFR implementing those restrictions, each prohibits a company that received an investment under the CPP from making any “golden parachute” payment to a senior executive officer or any of the next five most highly-compensated employees of the recipient, during the TARP Period. A “golden parachute” payment under the June 2009 IFR means any payment to a senior executive officer for departure from a company for any reason, except for payments for services performed or benefits accrued. Under the June 2009 IFR, a payment, or a right to payment, generally will be treated as a payment for services performed or benefits accrued only if the payment would be made regardless of whether the employee departs or the change in control event occurs, or if payment is due upon departure of the employee, regardless of whether the departure is voluntary or involuntary. The June 2009 IFR also provides exceptions to this limitation for certain payments made under benefits plans or deferred compensation plans. These prohibitions limit, during the TARP Period, the Company’s ability to make payments to its Named Executive Officers upon the executive’s separation from service, whether before or after a change in control, under the terms of these employment agreements and change in control agreements.
     Perquisites and Other Benefits. During 2009, the Company provided automobile allowances and paid country club membership dues on behalf of each of the Named Executive Officers. The Named Executive Officers were also eligible for benefits generally available to and on the same terms as the Company’s employees who are exempt for purposes of the Fair Labor Standards Act, including health insurance, disability insurance, dental insurance, and life insurance. In addition, the Named Executive

Officers were also able to participate in the Company’s Employee Stock Purchase Plan on the same terms as the Company’s other employees.
     Compensation Decisions for 2010.
     Base Salary. In December, 2009, the Committee reviewed and set the 2010 base salary for our Chief Executive Officer. In March, 2010, the Chief Executive Officer also set 2010 base salaries for each of the other Named Executive Officers. The 2010 base salaries for each of our Named Executive Officers, which were established after a review by the Committee of a compensation survey summary prepared by Professional Bank Services similar to the survey results used in setting the 2009 compensation levels, utilizing peer financial institutions with asset sizes ranging from $500 million to $1 billion in light of the Company’s growth in assets, are as follows:

		Percentage
Name	2010 Base Salary(1)	Increase over 2009
Marc R. Lively	$234,000	0%
Dianne Scroggins	$107,870	3%
Michael J. Saporito	$144,612	3%
Carl B. Campbell	$144,612	3%
Louis E. Holloway	$128,544	3%

(1)	Effective March 1, 2010.
     In light of the Company’s performance in 2009, Mr. Lively requested that the Committee not increase his salary for 2010. However, the Committee intends to re-evaluate the financial performance of the Company later in 2010 and possibly adjust Mr. Lively’s salary at such time. In recommending 3.0% increases in the base salaries of the other Named Executive Officers, Mr. Lively intended such increases to represent a standard cost of living salary adjustment.
     Equity Grants. The Committee has not approved any equity-based awards for the Named Executive Officers for 2010.
     TARP CPP Executive Compensation Limitations. The restrictions and limitations applicable to the Company during the TARP Period include (but are not limited to) (i) prohibitions on bonuses, retention awards and other incentive compensation for Mr.Lively, other than restricted stock grants which do not fully vest earlier than two years after the date of grant, which are not transferable until the Company has redeemed specified percentages of the preferred stock it sold to the U.S. Treasury and which do not exceed one-third of Mr. Lively’s total annual compensation and awards required under the terms of Mr. Lively’s employment agreement, (ii) prohibitions on any payments to the Company’s Named Executive Officers and next five most highly compensated employees (other than payments for services performed or benefits accrued) for departure for any reason from the Company, (iii) clawback of bonuses, retention awards, and incentive compensation to the Company’s Named Executive Officers and next twenty most highly compensated employees if payment is based on materially inaccurate statements of earnings, revenues, gains or other performance metric or criteria, (iv) prohibition on compensation plans that encourage manipulation of reported earnings, (v) retroactive review of bonuses, retention awards and other compensation previously provided by the Company if found by the Treasury to be inconsistent with the purposes of TARP or otherwise contrary to public interest, (vi) required establishment of a company-wide policy regarding “excessive or luxury expenditures,” and (vii) inclusion in the Company’s proxy statements for annual shareholder meetings of a nonbinding “Say on Pay” shareholder vote on the compensation of executives, like the proposal included in this Proxy Statement.
     In connection with the Company’s participation in the CPP, each of the Company’s Named Executive Officers executed letter agreements with the Company on February 27, 2009, in which each Named Executive Officer agreed that (i) the Company is prohibited from paying any “golden parachute” payment to the executive during any period that the Named Executive Officer is a senior executive officer of the Company that is during the TARP Period; (ii) any bonus or incentive compensation paid to the Named Executive Officer during the TARP Period is subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or performance metric criteria; and (iii) each of the Company’s benefit plans were amended with respect to the Named Executive Officer to the extent necessary to give effect to the limitations described above in this paragraph. Additionally, Mr. Lively agreed that, except for any bonus payment required to be paid to him pursuant to his employment agreement, during the TARP Period, the Company may not pay to him or accrue on his behalf any bonus, retention award or incentive compensation except for long-term restricted stock that (i) does not fully vest earlier than the second anniversary of the date of grant, (ii) are not transferable until the Company has redeemed specified percentages of the preferred stock it sold to the U.S. Treasury; (iii) has a value in an amount that is not greater than 1/3 of his total amount of annual compensation; and (iv) is subject to such other terms and conditions as the U.S. Treasury may determine is in the public interest.
     Risk Analysis. As a result of the Company’s participation in the CPP, the Committee is required to meet semi-annually with the Company’s senior risk officer to discuss the Company’s senior executive officer compensation plans and other employee compensation to ensure that the Company’s compensation arrangements do not encourage the Company’s senior executive officers to take unnecessary risks. For a further discussion of the Committee’s responsibilities under the regulations issued under the CPP with respect to risk, see “Report of the Compensation Committee — Risk Oversight” beginning on page 30.
     Tax and Accounting Implications
     Deductibility of Executive Compensation. The Committee has traditionally believed it appropriate to review and consider the $1,000,000 limit on the deductibility of executive compensation for federal income tax purposes pursuant to Section 162(m) of the Code when approving compensation. However, the regulations issued under Section 162(m) were amended on October 20, 2008 after the adoption of the EESA so as to impose additional restrictions on financial institution’s participating in the CPP. These regulations eliminated most of the exclusions from Section 162(m), including those related to performance based awards, and lowered the limit for deductibility to $500,000. While the Committee continues to consider the impact of Section 162(m) limitations on the deductibility of its executive compensation above $500,000, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.
     Nonqualified Deferred Compensation. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law. The Act added Section 409A to the Internal Revenue Code of 1986, as amended (the “Code”), which significantly changed the tax rules applicable to nonqualified deferred compensation arrangements. The final regulations under Section 409A of the Code became effective on January 1, 2009, and we believe we are operating our nonqualified deferred compensation arrangements in compliance with Section 409A of the Code and the final regulations.
     Accounting for Stock-Based Compensation. Beginning on January 1, 2006, the Company began accounting for stock-based payments including its Stock Option Program, Long-Term Stock Grant Program, Restricted Stock Program and Stock Award Program in accordance with the requirements of FASB Statement 123(R).
Report of the Compensation Committee
     The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

     Compensation Discussion Analysis. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Taking this review and discussion into account, the undersigned Committee members recommended to the Board of Directors that the Board approve the inclusion of the Compensation Discussion and Analysis in this Proxy Statement on Schedule 14A for filing with the SEC.
     Risk Oversight. During the period after September 14, 2009, the Committee has at least every six months reviewed (i) with the Company’s senior risk officer, the Company’s senior executive officer compensation plans to ensure that the senior executive officer compensation plans do not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of the Company, (ii) with the Company’s senior risk officer, the Company’s employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company, and (iii) the Company’s employee compensation plans to eliminate any features of the these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.
     As required by the June 2009 IFR, the Committee engaged in December 2009, with the assistance of the Company’s senior risk officer, in a broad risk-focused review of the Company’s senior executive officer compensation plans as well as all employee compensation plans. This review included discussion, evaluation and review of the plans applicable to the Company’s senior executive officers to ensure that such plans do not encourage such officers to take unnecessary and excessive risks that threaten the value of the Company; discussion, evaluation and review of all employee plans in light of the risks posed to the Company by such plans and how to limit such risks (including ensuring the plans do not encourage behavior focused on short-term results rather than long-term value creation); and discussion, evaluation and review of all employee plans to ensure the plans do not encourage the manipulation of reported earnings to enhance the compensation of any of the Company’s employees.
     In meeting with the Company’s senior risk officer and other members of executive management, the Committee identified the Company’s senior executive officer compensation plans. For 2009, these plans were (i) the MICP; (ii) the Company’s various equity incentive plans, including the Company’s 1999 Stock Option Plan and the 2005 Stock Incentive Plan, (iii) the employment agreement with Mr. Lively; (iv) the change in control agreements with the other Named Executive Officers; and (v) the Supplemental Retirement Plan and related participation agreements to which the Named Executive Officers other than Mr. Holloway are a party. The Committee also reviewed the Company’s other non-senior executive officer compensation plans as described below.
     The Committee’s review of the Company’s MICP concluded that because no performance targets were established under the MICP for 2009 performance and no awards were made under the MICP in 2009, the MICP did not encourage unnecessary and excessive risks that threatened the value of the Company and did not encourage manipulation of the Company’s reported earnings to enhance the compensation of any of the Company’s employees.

     The review of the Company’s equity incentive plans concluded with a determination by the Committee that the plans did not encourage unnecessary or excessive risks that threatened the value of the Company or that encouraged the manipulation of the Company’s earnings to enhance the compensation of any of the Company’s employees. Historically, the Company has awarded stock options and, in some instances, restricted shares under these plans to the Company’s Named Executive Officers and other employees. Stock options awarded under the plans typically have vesting periods of four or five years, encouraging executives to focus on long term shareholder value creation. Additionally, because of the limited trading volume in the Company’s common stock, employees are unable to sell large blocks of shares quickly following exercise, which puts more of the value of the award at risk than if the employee could sell all of his or her shares immediately after exercise, avoiding any risk that Company performance could cause the price of the Company’s common stock to decline. Restricted shares issued under the plans vest over five years which encourages focus on long term performance and shareholder value creation and are similarly subject to the limited trading market in the Company’s stock. Additionally, equity-based awards issued under the plans are not a significant percentage of the Named Executive Officer’s total compensation. For these reasons, the Committee concluded that the equity incentive plans did not encourage unnecessary or excessive risk taking that threatened the value of the Company or that encouraged the manipulation of reported earnings to enhance an employee’s compensation.
     The Committee’s review of the Company’s employment agreement with Mr. Lively concluded with a determination by the Committee that this agreement did not encourage unnecessary or excessive risks that threatened the value of the Company and did not encourage manipulation of the Company’s reported earnings to enhance the compensation of any of the Company’s employees. The employment agreement does not provide for any guaranteed payments based on Company performance and the change in control provisions are designed to align Mr. Lively’s interests with those of the Company’s shareholders. Similarly, the Committee concluded that the change in control provisions in the change in control agreements with the Named Executive Officers other than Mr. Lively did not encourage unnecessary or excessive risks that threatened the value of the Company and did not encourage manipulation of the Company’s reported earnings to enhance the compensation of any of the Company’s employees because they are designed to align the Named Executive Officers’ interests with those of the Company’s shareholders.
     The Committee’s review of the Supplemental Executive Retirement Plan and the participation agreements for each of the Named Executive Officers a party thereto concluded that because this plan and the related agreements do not have performance-based payments, but rather generate benefits over a long-term time-based service vesting period, they do not encourage unnecessary or excessive risks that threatened the value of the Company nor do they encourage manipulation of the Company’s reported earnings to enhance the compensation of any of the Company’s employees.
     As an organization, the Company employs a varied compensation structure. The Company utilizes commission based compensation arrangements for mortgage and investment lines of business. The Company believes that there are adequate controls and clawback provisions embedded within the plans to mitigate the risk associated with such plans. Employees that are subject to these plans do not participate in the annual cash incentive program. After its review of these various compensation arrangements, the Committee was able to conclude that none of these arrangements encourage manipulation of the Company’s reported earnings to enhance the compensation of any of the Company’s employees.

     As noted above, the Committee met with the Company’s senior risk officer to ensure that the Company’s compensation arrangements do not encourage the Named Executive Officers to take unnecessary risks that threaten the Company.
Submitted by the Compensation Committee of the Board of Directors:

Eslick E. Daniel, M.D., Chair	W. Roger Witherow
Stephen F. Walker	Bernard Childress
Fred C. White	H. Allen Pressnell, Jr.
Dinah C. Vire

2009 Summary Compensation Table
     The table below summarizes the compensation paid or accrued by the Company during the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007 for (i) our Chief Executive Officer; (ii) our Chief Financial Officer; and (iii) our other three most highly compensated executive officers who were serving in such capacities as of December 31, 2009 (collectively, the “Named Executive Officers”).
     Based on the fair value of equity awards granted to Named Executive Officers in fiscal 2009 and the base salary of the Named Executive Officers, “Salary” accounted for between 71.8-86.9% of the total compensation of the Named Executive Officers, cash incentive compensation accounted for 0% of the total compensation of the Named Executive Officers, equity incentive compensation accounted for between 4.7-6.3% of the total compensation of the Named Executive Officers and benefits accounted for between 7.3-23.1% of the total compensation of Named Executive Officers.

						Non-Equity
						Incentive Plan	Change in Pension	All Other
Name and Principal		Salary	Bonus	Stock Awards	Option Awards	Compensation	Value	Compensation	Total
Position	Year	($)	($)	($) (1)(3)	($) (2)(3)	($) (4)	($) (5)	($) (6)	($)
Marc R. Lively (7)	2009	$234,000	—	$—	$16,600	$—	$35,098	$40,205	$325,903
President and Chief Executive Officer	2008	$234,000	—	$13,980	$45,110	$—	$32,895	$41,956	$367,941
	2007	$209,000	—	$68,910	$35,955	$83,600	$65,113	$23,641	$486,219

Dianne Scroggins	2009	$104,728	—	$—	$8,300	$—	$8,144	$10,321	$131,494
Chief Financial Officer	2008	$100,700	—	—	$13,880	$—	$7,634	$17,958	$140,172
	2007	$95,000	—	—	$16,920	$14,250	$13,768	$4,736	$144,674

Michael J. Saporito	2009	$140,400	—	$—	$8,300	$—	$13,659	$11,462	$173,821
Senior Vice President and Chief Operating Officer	2008	$135,000	—	—	$20,820	$—	$12,802	$20,248	$188,870
	2007	$127,200	—	—	$16,920	$31,800	$24,697	$6,630	$207,247

Carl B. Campbell	2009	$140,400	—	$—	$8,300	$—	$14,594	$14,310	$177,604
Senior Vice President and Chief Credit Officer	2008	$135,000	—	—	$20,820	$—	$13,679	$20,046	$189,545
	2007	$127,200	—	—	$16,920	$31,800	$32,840	$6,624	$215,384

Louis E. Holloway	2009	$124,800	—	$—	$8,300	$—	—	$10,462	$143,562
Senior Vice President and Chief Retail Officer	2008	$120,000	—	—	$13,880	—	—	$11,180	$145,060
	2007	—	—	—	—	—	—	—	—

(1)	The amounts shown in this column represent the aggregate grant date fair value computed in accordance with FASB ASC 718. All grants of restricted stock were made under the Community First, Inc. 2005 Stock Incentive Plan and are subject to individual award agreements, the form of which was previously filed with the SEC.

(2)	The amounts shown in this column represent the aggregate grant date fair value computed in accordance with FASB ASC 718. All grants of options to purchase the Company’s Common Stock were made under the Community First, Inc. 1999 Stock Option Plan or the Community First, Inc. 2005 Stock Incentive Plan and are subject to individual award agreements, the forms of which were previously filed with the SEC.

(3)	Assumptions used in the calculation of these amounts are described in Notes 1 and 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on March 31, 2010.

(4)	The amounts shown in this column reflect the cash incentive plan compensation earned by each of the Named Executive Officers, which is discussed in further detail under the heading “Management Incentive Compensation Plan” in the Compensation Discussion and Analysis section of this Proxy Statement.

(5)	The amounts shown in this column reflect only the actuarial increases in the present value of each Named Executive Officer’s benefits under the Company’s SERP and, as a result, include unvested amounts that the Named Executive Officers may not currently be entitled to receive. The SERP is discussed in further detail under the heading “Supplemental Executive Retirement Plan” in the Compensation Discussion and Analysis section of this Proxy Statement and below.

(6)	The amounts shown in this column for 2009 include the following:

				Perquisites and Personal Benefits
	Director					Sales Tax Paid on
	Compensation	401(k) Contribution	Insurance Premiums	Automobile Allowance	Country Club Dues	Country Club Dues	Total
Marc R. Lively	$18,300	$9,200	$4,843	$3,235	$4,360	$267	$40,205
Dianne Scroggins	$0	$4,018	$3,942	$0	$2,215	$147	$10,322
Michael J. Saporito	$0	$1,098	$0	$6,000	$4,120	$244	$11,462
Carl B. Campbell	$0	$5,988	$0	$6,000	$2,175	$146	$14,310
Louis E. Holloway	$0	$0	$0	$6000	$4,218	$244	$10,462

(7)	With respect to Mr. Lively, the “All Other Compensation” column includes $13,800, $13,150 and $18,300 for director fees earned during 2007, 2008 and 2009, respectively.
Grants of Plan-Based Awards in 2009
     The following table sets forth the grants of plan-based awards that were made to the Named Executive Officers during the fiscal year ended December 31, 2009.

								All Other Stock	All Other Option
		Estimated Future Payouts Under			Estimated Future Payouts Under			Awards: Number of	Awards: Number of	Exercise or Base	Grant Date Fair
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Shares of Stock or	Securities	Price of Option	Value of Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Underlying Options	Awards	Option Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)(1)	(2)
Marc R. Lively	1/5/2009	—	—	—	—	—	—	—	5,000	$19.00	$16,600
Dianne Scroggins	1/5/2009	—	—	—	—	—	—	—	2,500	$19.00	$8,300
Michael J. Saporito	1/5/2009	—	—	—	—	—	—	—	2,500	$19.00	$8,300
Carl B. Campbell	1/5/2009	—	—	—	—	—	—	—	2,500	$19.00	$8,300
Louis E. Holloway	1/5/2009	—	—	—	—	—	—	—	2,500	$19.00	$8,300

(1)	Each of the options has an exercise price equal to the fair market value of the Company Common Stock at the time of the grant, which is determined by the last known sale price of the Company’s Common Stock on such date. Each of the options vests 25% per year on each of the first four anniversary dates of the grant date and each expires on the tenth anniversary of the grant date.

(2)	Assumptions used in the calculation of these amounts are described in Notes 1 and 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on March 31, 2010.

Outstanding Equity Awards at 2009 Fiscal Year-End
     The following table sets forth information concerning (1) unexercised options, (2) stock that has not vested, and (3) equity incentive plan awards for each of the Named Executive Officers that remained outstanding as of December 31, 2009.

		Option Awards								Stock Awards
				Equity Incentive							Equity Incentive
				Plan Awards:						Equity Incentive	Plan Awards: Market
	Number of	Number of		Number of						Plan Awards: Number	or Payout Value of
	Securities	Securities		Securities					Market Value of	of Unearned Shares,	Unearned Shares,
	Underlying	Underlying		Underlying			Number of Shares or		Shares or Units of	Units or Other	Units or Other
	Unexercised Options	Unexercised Options		Unexercised	Option Exercise	Option Expiration	Units of Stock That		Stock That Have Not	Rights That Have	Rights That Have
Name	Exercisable	Unexercisable		Unearned Options	Price	Date	Have Not Vested		Vested	Not Vested	Not Vested
Marc R. Lively	38,580	—		—	$12.50	7/21/2014	999	(2)	$11,988	—	—
	300	—		—	$25.00	10/6/2015	—		—	—	—
	3,338	1,113	(1)	—	$30.00	7/18/2016	—		—	—	—
	2,125	2,125	(1)	—	$30.00	7/2/2017	—		—	—	—
	1,625	4,875	(1)	—	$30.00	1/2/2018	—		—	—	—
	—	5,000	(1)	—	$19.00	1/5/2019	—		—	—	—
Dianne Scroggins	2,950	—		—	$9.50	4/1/2012	—		—	—	—
	1,800	—		—	$10.00	2/1/2013	—		—	—	—
	1,000	—		—	$13.00	4/27/2014	—		—	—	—
	1,500	—		—	$15.00	12/22/2014	—		—	—	—
	300	—		—	$25.00	10/6/2015	—		—	—	—
	1,313	437	(1)	—	$30.00	7/18/2016	—		—	—	—
	1,000	1,000	(1)	—	$30.00	7/2/2017	—		—	—	—
	500	1,500	(1)	—	$30.00	1/2/2018	—		—	—	—
	—	2,500	(1)	—	$19.00	1/5/2019	—		—	—	—
Michael J. Saporito	6,700	—		—	$15.00	12/22/2014	—		—	—	—
	300	—		—	$25.00	10/6/2015	—		—	—	—
	1,313	437	(1)	—	$30.00	7/18/2016	—		—	—	—
	1,000	1,000	(1)	—	$30.00	7/2/2017	—		—	—	—
	750	2,250	(1)	—	$30.00	1/2/2018	—		—	—	—
	—	2,500	(1)	—	$19.00	1/5/2019	—		—	—	—
Carl B. Campbell	2,000	—		—	$9.50	4/1/2012	—		—	—	—
	1,800	—		—	$10.00	2/1/2013	—		—	—	—
	1,000	—		—	$13.00	4/27/2014	—		—	—	—
	3,000	—		—	$15.00	12/22/2014	—		—	—	—
	300	—		—	$25.00	10/6/2015	—		—	—	—
	1,313	437	(1)	—	$30.00	7/18/2016	—		—	—	—
	1,000	1,000	(1)	—	$30.00	7/2/2017	—		—	—	—
	750	2,250	(1)	—	$30.00	1/2/2018	—		—	—	—
	—	2,500	(1)	—	$19.00	1/5/2019	—		—	—	—
Louis E. Holloway	500	1,500	(1)	—	$30.00	1/2/2018	—		—	—	—
	—	2,500	(1)	—	$19.00	1/5/2019	—		—	—	—

(1)	Options vest at a rate of 25% per year over the first four years of the 10-year option term.

(2)	Mr. Lively’s restricted shares vest on the following schedule:

	Restricted Shares
Grant Date	Outstanding as of 12/31/2009	Vesting Schedule
4/4/2007	766	Vest annually in three equal installments, which began 4/4/2008 and will become fully vested on 4/4/2010
1/2/2008	233	Vest annually in two equal installments, which began on 1/02/2009 and will become fully vested on 1/02/2010

Option Exercises and Stock Vested in 2009
     The following table sets forth information regarding the exercise of stock options and the vesting of restricted stock awards during the fiscal year ended December 31, 2009 for each of the Named Executive Officers.

	Option Awards				Stock Awards
	Number of Shares		Value Realized		Number of Shares	Value Realized
	Acquired on Exercise		on Exercise		Acquired on Vesting	on Vesting
Name	(#)		($)		(#)	($)
Marc R. Lively	19,764	(1)	$296,460	(2)	999	$19,980	(3)
Dianne Scroggins	0		0		0	0
Michael J. Saporito	0		0		0	0
Carl B. Campbell	3,000		$30,000	(4)	0	0
Louis E. Holloway	0		0		0	0

(1)	In April 2009, Mr. Lively exercised options to purchase 19,764 shares of the Common Stock of the Company. 4,941 shares were withheld and concurrently cancelled by the Company to cover the exercise price of $5.00 per share, and 5,378 shares were withheld and concurrently cancelled to cover tax obligations, with a net delivery of 9,445 shares. These options were granted to Mr. Lively in May, 1999. Mr. Lively exercised the options in 2009 because the options were scheduled to expire in May 2009. Mr. Lively holds the net shares acquired upon exercise.

(2)	Based on a market price on April 4, 2009 of $20 per share.

(3)	Based on a market price on January 2, 2009 and April 4, 2009 of $20 per share.

(4)	Based on a market price on July 2, 2009 of $15 per share.
Pension Benefits in 2009
     The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each such Named Executive Officer, under the Supplemental Executive Retirement Plan (“SERP”) as of December 31, 2009.

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#) (1)	($) (2)(3)	($)
Marc R. Lively	Supplemental Executive Retirement Plan	11	$559,170	—
Dianne Scroggins	Supplemental Executive Retirement Plan	11	$129,755	—
Michael J. Saporito	Supplemental Executive Retirement Plan	5	$217,616	—
Carl B. Campbell	Supplemental Executive Retirement Plan	9	$232,510	—
Louis E. Holloway (4)	Supplemental Executive Retirement Plan	—	—	—

(1)	Mr. Lively and Mr. Campbell are 100% vested in their SERP benefits, Mr. Saporito is 40% vested in his SERP benefits, and Ms. Scroggins is 20% vested in her SERP benefits. As discussed below, the SERP benefit becomes 100% vested upon a change in control or in the event of a death or disability.

(2)	The present value of accumulated benefit was calculated in accordance with ASC 715-Compensation-Retirement Benefits.

(3)	Includes amounts that the Named Executive Officer may not currently be entitled to receive because such amounts are not vested.

(4)	Mr. Holloway did not participate in the SERP during 2009.
     Pursuant to Mr. Lively’s SERP Participation Agreement, if Mr. Lively retires after 10 years of service with the Company, he will be entitled to receive an annual benefit equal to 40% of his average base salary during the 24 months prior to his retirement for a period of 15 years (payable in equal monthly installments). Based on these conditions, Mr. Lively became 100% vested in his SERP benefit in October 2008. In the event of death, Mr. Lively’s estate will be entitled to receive a lump sum payment equal to the then present value of the aggregate SERP benefit payments. If Mr. Lively’s employment is terminated following a change in control, he will be entitled to receive a lump sum payment equal to the then present value of the aggregate SERP benefit payments.
     Pursuant to Ms. Scroggins’ SERP Participation Agreement, if Ms. Scroggins retires after (i) attaining age 60 and (ii) 15 years of service with the Company, she will be entitled to receive an annual benefit equal to 25% of her average base salary during the 24 months prior to her retirement for a period of 10 years (payable in equal monthly installments). Ms. Scroggins also vests 20% annually in her SERP benefit starting with her 11th year of service with the Company. Based on these conditions, Ms. Scroggins will become fully vested in her SERP benefit in October 2013. In the event of a disability, Ms. Scroggins will become 100% vested in her SERP benefit and, upon reaching age 65, she will be entitled to receive an annual benefit equal to 25% of her average base salary during the 24 months prior to her disability for a period of 10 years (payable in equal monthly installments). In the event of death, Ms. Scroggins’ estate will be entitled to receive a lump sum payment equal to the then present value of the aggregate SERP benefit payments. Upon a change in control of the Company, Ms. Scroggins will become 100% vested in her SERP benefit. If Ms. Scroggins’ employment is terminated following a change in control, she will be entitled to receive a lump sum payment equal to the then present value of the aggregate SERP benefit payments.
     Pursuant to Mr. Campbell’s SERP Participation Agreement, if Mr. Campbell retires after (i) attaining age 65 and (ii) 8 years of service with the Company, he will be entitled to receive an annual benefit equal to 25% of his average base salary during the 24 months prior to his retirement for a period of 10 years (payable in equal monthly installments). Mr. Campbell also vests 20% annually in his SERP benefit starting with his 4th year of service with the Company. Based on these conditions, Mr. Campbell became 100% vested in his SERP benefit in January 2008. In the event of death, Mr. Campbell’s estate will be entitled to receive a lump sum payment equal to the then present value of the aggregate SERP benefit payments. If Mr. Campbell’s employment is terminated following a change in control, he will be entitled to receive a lump sum payment equal to the then present value of the aggregate SERP benefit payments.
     Pursuant to Mr. Saporito’s SERP Participation Agreement, if Mr. Saporito retires after (i) attaining age 65 and (ii) 8 years of service with the Company, he will be entitled to receive an annual benefit equal to 25% of his average base salary during the 24 months prior to his retirement for a period of 10 years (payable in equal monthly installments). Mr. Saporito also vests 20% annually in his SERP benefit starting with his 4th year of service with the Company. Based on these conditions, Mr. Saporito will become fully vested in his SERP benefit in September 2012. In the event of a disability, Mr. Saporito will become 100% vested in his SERP benefit and, upon reaching age 65, he will be entitled to receive an annual benefit equal to 25% of his average base salary during the 24 months prior to his retirement for a period of 10 years (payable in equal monthly installments). In the event of death, Mr. Saporito will become 100% vested in his SERP benefit and his estate will be entitled to receive a lump sum payment equal to the then present value of the aggregate SERP benefit payments. Upon a change in control of the Company, Mr. Saporito will become 100% vested in his SERP benefit. If Mr. Saporito’s employment is terminated following a change in control, he will be entitled to receive a lump sum payment equal to the then present value of the aggregate SERP benefit payments.
     Notwithstanding anything in the SERP Participation Agreement to the contrary, no benefits will be payable to any SERP participant who is terminated from his or her employment for “cause” (as defined in the SERP).
     As a condition to receiving their SERP benefit, Ms. Scroggins, Mr. Campbell and Mr. Saporito have each agreed not to compete (as defined by the respective Participation Agreements) with the Company for a one-year period following their termination of employment. Mr. Lively is subject to a similar non-competition agreement pursuant to his employment agreement.
     There are no funds invested or set aside for the SERP. It is an unfunded plan that accrues an accounting liability and is a contractual promise to pay a future benefit based on the terms of the plan document. The Company purchased its Bank Owned Life Insurance Plan (“BOLI”) as a way to offset SERP expenses. The BOLI is discussed in further detail under the heading “Bank Owned Life Insurance” in the Compensation Discussion and Analysis section of this Proxy Statement.
Employment Agreements
     The Company entered into an amended and restated employment agreement with Mr. Lively on June 30, 2008. The employment agreement expires on June 30, 2010 but automatically renews for additional twenty-four month terms unless notice of non-renewal is delivered at least 180 days prior to a renewal date. Pursuant to the terms of the employment agreement, Mr. Lively is paid a minimum annual salary of $234,000 and is entitled to receive benefits under the Company’s employee benefit plans and stock incentive plans. The Company must also reimburse Mr. Lively for reasonable business-related travel and entertainment expenses. In addition, if the Company issues Common Stock in a public or private offering during the term of the agreement, other than pursuant to an employee benefit plan or stock option plan or pursuant to a merger or acquisition, the Company must grant to Mr. Lively additional options equal to 3% of the number of shares issued in the offering. Such options will have an exercise price as determined by the Board of Directors at the time of their issue, but in no event shall the exercise price be less than the fair market value of the Common Stock on the date of issuance.
     Mr. Lively’s employment agreement also includes certain change in control and severance provisions, each of which is discussed in detail below in the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement. In addition, Mr. Lively is subject to certain non-competition and non-solicitation provisions for a period of 12 months following his termination of employment without “cause,” as a result of his resignation for certain specified reasons or as a result of his disability.
Potential Payments Upon Termination or Change in Control
     The discussion and tables below reflect the amount of compensation payable to each of the Named Executive Officers in the event of termination of such executive’s employment. The amount of compensation payable to each Named Executive Officer upon voluntary termination, retirement, involuntary not-for-cause termination, for cause termination, termination following a change in control and in the event of disability or death of the executive is shown below. The amounts assume that such termination was effective as of December 31, 2009, and thus include amounts earned through such time, and are estimates of the awards and amounts that would be paid out to the executives upon their termination. The actual awards and amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

     Payments Made Upon a Voluntary Termination or For Cause Termination. In the event of the voluntary termination or termination for cause of a Named Executive Officer, the executive is entitled to receive amounts earned during his or her term of employment. Such amounts include:
•	base salary earned through the termination date;
•	non-equity incentive compensation earned through the termination date; and
•	accrued but unpaid leave such as holidays, vacation and sick pay under the Company’s paid leave plan as of the termination date.
     Payments Made Upon Death or Disability. In the event of the death or disability of a Named Executive Officer, in addition to the benefits listed under the heading “Payments Made Upon Voluntary Termination or For Cause Termination,” the Named Executive Officer will receive benefits under the Company’s disability plan or payments under the Company’s general life insurance plans, as applicable. The Named Executive Officer (or their estate) would also be entitled to receive their SERP benefits on the terms set forth in the applicable SERP Participation Agreement. In the event of the death of a Named Executive Officer, their designated beneficiary would also be entitled to receive a $25,000 death benefit pursuant to the Company’s BOLI. Additionally, the Company’s employment agreement with Mr. Lively provides that, upon Mr. Lively’s termination of employment as a result of a disability, the Company is required to make bi-weekly disability payments to him equal to two-thirds (2/3) of his bi-weekly rate of base salary on the effective date of such termination. Under such circumstances, the Company will also continue to provide life, medical, dental and disability coverage to Mr. Lively. The disability payments and health care coverage are required to continue until the earlier of (a) the date he returns to the full-time employment of the Company in the same capacity as he was employed prior to his termination or disability and pursuant to an employment agreement between him and the Company; (b) his full-time employment by another employer; (c) his attaining the normal expected retirement age or age 65; or (d) his death.
     Payments Made Upon Retirement. In the event of the retirement of a Named Executive Officer, in addition to the benefits listed under the heading “Payments Made Upon Voluntary Termination or For Cause Termination,” the Named Executive Officer will be entitled to their SERP benefit, provided that such benefit has vested pursuant to the terms of the applicable SERP Participation Agreement.
     Payments Made Upon a Termination Without Cause or For Good Reason. Pursuant to his employment agreement, if Mr. Lively is terminated without “cause” or if he resigns for certain specified reasons (including material demotion, material reduction in compensation or benefits, relocation, liquidation or dissolution of the Company or the Bank, or the failure of the Company or the Bank to renew the agreement upon the expiration of its then-current term), he is entitled to receive a lump sum payment equal to 12 months of his base salary as well as continued life, medical, dental and disability coverage for a period of 12 months following termination. None of the other Named Executive Officers are entitled to receive severance benefits under these circumstances.
     Payments Made in Connection With a Change in Control. Upon a change in control of the Company, a Named Executive Officer will become 100% vested in their SERP benefit. The Company’s equity incentive plans also provide that, unless otherwise determined by the Company’s Board of Directors in their discretion, all unvested options that have not earlier terminated or expired in accordance with their terms will automatically vest in full, and all outstanding shares of restricted stock will become immediately vested and nonforfeitable.
     Pursuant to Mr. Lively’s employment agreement, if Mr. Lively is terminated by the Company and the Bank without “cause” following a change in control or if Mr. Lively voluntarily terminates his employment following a change in control for certain reasons, he will be entitled to receive a severance payment equal to an amount that is 2.5 times his “base amount” then currently in effect (calculated in accordance with Section 280G of the Code) as well as continued life, medical, dental and disability coverage for a period of 12 months following termination. Mr. Lively will also receive additional tax gross up payments in order to compensate him for any tax liability imposed on change in control payments to Mr. Lively, to the extent these payments constitute “parachute payments” under Section 280G of the Code.
     On July 18, 2008, the Company entered into change in control agreements with Ms. Scroggins, Mr. Saporito, and Mr. Campbell. The agreements will continue in effect as long as these executives remain employed as an officer of the Bank and contain certain change in control provisions. Pursuant to the change in control agreements, if these executives are involuntarily terminated (including under circumstances where the executive resigns for “good reason,” as such term is defined in the agreements) within one year following a change in control, they will be entitled to receive a severance payment equal to 1.5 times their “base amount” then currently in effect (calculated in accordance with Section 280G of the Code). They will also receive additional tax gross up payments in order to compensate for any tax liability imposed on change in control payments to the executive, to the extent these payments constitute “parachute payments” under Section 280G of the Code. Under these circumstances, the executives will remain subject to certain non-competition and non-solicitation restrictions for a one year period following their involuntary termination.
     Mr. Lively’s employment agreement and the change in control agreements provide that a “change in control” shall be deemed to occur if and when: (i) there occurs an acquisition in one or more transactions of at least 15% but less than 25% of the Company’s outstanding Common Stock by any person (as defined in Section 3(a)(9) of the Securities Act of 1934, as amended, and as used in Sections 13(d) and 14(d) thereof), or by two or more persons acting as a group (excluding officers and directors of the Company), and the adoption by the Board of Directors of a resolution declaring that a change in control of the Company has occurred; (ii) there occurs a merger, consolidation, reorganization, recapitalization or similar transaction involving the securities of the Company upon the consummation of which more than 50% in voting power of the voting securities of the surviving corporation(s) is held by persons other than former shareholders of the Company; or (iii) 25% or more of the directors elected by shareholders of the Company to the Board of Directors are persons who were not listed as nominees in the Company’s then most recent proxy statement.
     Impact of the Company’s Participation in the CPP on These Payments. As described in more detail below, the ARRA, which expands the executive compensation restrictions and limitations under the EESA, and the June 2009 IFR prohibit a Company that received an investment under the CPP from making any “golden parachute” payment to a senior executive officer or any of the next five most highly-compensated employees of the recipient, during the TARP Period. A “golden parachute” payment means any payment to a senior executive officer for departure from a company for any reason, except for payments for services performed or benefits accrued. The severance payments and change in control payments to which the Named Executive Officers are entitled under the employment agreement, in the case of Mr. Lively, and the change in control agreements, in the case of the other Named Executive Officers, are prohibited by the June 2009 IFR except for those payments triggered by death or disability.
     In connection with the Company’s participation in the CPP, each of the Company’s Named Executive Officers executed letter agreements with the Company on February 27, 2009 in which each Named Executive Officer agreed that (i) the Company is prohibited from paying any “golden parachute” payment to the Executive during any period that is a TARP Period and the Named Executive Officer is a senior executive officer of the Company; (ii) any bonus or incentive compensation paid to the Named Executive Officer during the TARP Period is subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or performance metric criteria; and (iii) each of the Company’s benefit plans were amended with respect to the Named Executive Officer to the extent necessary to give effect to the limitations described above in this paragraph. Additionally, Mr. Lively agreed that, except for any bonus payment required to be paid to him pursuant to his employment agreement (which would include the stock options the Company is required to issue to him in certain circumstances), during the TARP Period, the Company may not pay to him or accrue on his behalf any bonus, retention award or incentive compensation except for long-term restricted stock that (i) does not vest earlier than two years after the grant date; (ii) has a value in an amount that is not greater than 1/3 of his total amount of annual compensation; (iii) is not transferable until the Company redeems specified percentages of the preferred stock it sold to the U.S. Treasury under the CPP; and (iv) is subject to such other terms and conditions as the U.S. Treasury may determine is in the public interest.
     The following is a tabular presentation of the amounts that would be owed to Mr. Lively pursuant to the various events detailed above assuming the event occurred on December 31, 2009 and that at that date the Company did not have an outstanding obligation to the U.S. Treasury under the CPP and that accordingly the waiver executed by Mr. Lively was not then in effect:
Marc R. Lively
     The following table shows the potential payments upon termination or a change of control of the Company for Marc R. Lively.

					Termination for Good
		Involuntary			Reason or Involuntary
		Termination Without			Termination Without
Executive		Cause or Termination			Cause Following a
Benefits and		for Good Reason		For Cause	Change in Control
Payments Upon	Retirement on	on		Termination	on		Disability on
Separation	12/31/2009	12/31/2009		on 12/31/2009	12/31/2009		12/31/2009		Death on 12/31/2009
Non-equity Incentive Compensation	—	—		—	—		—		—
SERP (1)	$1,404,000	$1,404,000		—	$900,262		$1,404,000		$900,262
Accelerated Vesting of Options (2)	—	—		—	—		—		—

Accelerated Vesting of Restricted Stock (2)	—	—		—	11,988		—		—

Cash Severance	—	234,000	(3)	—	1,065,051	(4)	2,996,500	(5)	—
Insurance Benefits	—	11,310	(6)	—	11,310	(6)	217,246	(7)	25,000	(8)

Gross-Up Payment	—	—		—	533,995	(9)	—		—
Total:	$1,404,000	$1,649,310		—	$2,522,606		$4,617,746		$925,262

(1)	Amount shown represents 100% of Mr. Lively’s SERP benefit, to be paid out in equal monthly installments over a 15-year period upon reaching age 65, except in the event of a change in control or death, in which case the amount shown is equal to the present value of Mr. Lively’s SERP benefit (applying a 6.5% discount rate), to be paid out in a lump sum.

(2)	Assumes accelerated vesting of stock options and restricted stock is triggered upon a change of control (whether or not the executive’s employment is terminated). Accelerated vesting of stock option amounts are calculated as the difference between the market price of our Common Stock on December 31, 2009 ($12 per share) and the respective exercise prices of in-the-money unvested stock options. The market price on December 31, 2009 is also used to calculate accelerated vesting of restricted stock amounts. At December 31, 2009, Mr. Lively had no unvested stock options for which the exercise price was less than $12.00 per share.

(3)	Amount equal to 12 months of Mr. Lively’s annual base salary at December 31, 2009, to be paid out in a lump sum.

(4)	Amount equal to 2.5 times Mr. Lively’s “base amount” (determined in accordance with Section 280G of the Code), to be paid out in a lump sum within 10 days of termination.

(5)	Amount shown assumes that bi-weekly disability payments equal to 2/3 of Mr. Lively’s bi-weekly rate of base salary will be made to Mr. Lively until he reaches age 65 (461 payments of approximately $6,500). Pursuant to his employment agreement, however, these payments would terminate earlier in the event of his (a) return to the full-time employment of the Company in the same capacity as he was employed prior to his termination or disability, (b) full-time employment by another employer or (c) death.

(6)	Pursuant to his employment agreement, the Company is required to provide continued life, medical, dental and disability coverage for a one year period following a termination of employment without cause/for good reason or in connection with a change in control. Amounts are based upon the types of insurance coverage the Company carried for Mr. Lively as of December 31, 2009 and the premiums in effect on such date.

(7)	Pursuant to his employment agreement, the Company is required to provide continued life, medical, dental and disability coverage for Mr. Lively in the event he becomes disabled. Amount shown assumes that insurance coverage will continue until he reaches age 65. Pursuant to his employment agreement, however, this coverage would terminate earlier in the event of his (a) return to the full-time employment of the Company in the same capacity as he was employed prior to his termination or disability, (b) full-time employment by another employer or (c) death.

(8)	Amount to be paid to Mr. Lively’s designated beneficiaries pursuant to the Company’s BOLI.

(9)	Calculated using maximum ordinary income tax rate of 35%.

Other Named Executive Officers
     The following is a tabular presentation of the amounts that would be owed the Named Executive Officers pursuant to the various events detailed above assuming the event occurred on December 31, 2009 and that at that date the Company did not have an outstanding obligation to the Treasury under the CPP and that accordingly the waivers executed by Dianne Scroggins, Carl B. Campbell, Michael J. Saporito and Louis E. Holloway were not then in effect:.

			Termination Following
	Retirement		a Change in Control		Disability		Death
Name	on		on		on		on
Executive Benefits and Payments Upon Termination	12/31/2009		12/31/2009		12/31/2009		12/31/2009
Dianne Scroggins
Non-equity Incentive Compensation	—		—		—		—
SERP	$51,357	(1)	$189,477	(2)	$256,786	(3)	$189,477	(2)
Accelerated Vesting of Options (4)	—		—		—		—

Cash Severance	—		151,020	(5)	—		—
Insurance Benefits	—		—		—		25,000	(6)

Gross-Up Payment	—		—		—		—
Total:	$51,357		$340,497		$256,786		$214,477

Michael J. Saporito
Non-equity Incentive Compensation	—		—		—		—
SERP	$137,700	(7)	$254,015	(2)	$344,250		$254,015	(2)
Accelerated Vesting of Options (4)	—		—		—		—

Cash Severance	—		213,787	(5)	—		—
Insurance Benefits	—		—		—		25,000	(6)

Gross-Up Payment	—		—		—		—
Total:	$137,700		$467,802		$344,250		$279,015

Carl B. Campbell
Non-equity Incentive Compensation	—		—		—		—
SERP	$344,250	(8)	$254,015	(2)	$344,250		$254,015	(2)
Accelerated Vesting of Options (4)	—		—		—		—

Cash Severance	—		186,557	(5)	—		—
Insurance Benefits	—		—		—		25,000	(6)

Gross-Up Payment	—		—		—		—
Total:	$344,250		$440,572		$344,250		$279,015

Louis F. Holloway
Non-equity Incentive Compensation	—		—		—		—
SERP	—		—		—		—
Accelerated Vesting of Options (4)	—		—		—		—

Cash Severance	—		—		—		—
Insurance Benefits	—		—		—		$25,000	(6)

Gross-Up Payment	—		—		—		—
Total:	—		—		—		$25,000

(1)	The amount shown with respect to retirement represents 20% of Ms. Scroggins’s SERP benefit, to be paid out in equal monthly installments over a 10-year period upon reaching age 65.

(2)	Amounts shown are equal to the present value of the executive’s SERP benefit (applying a 6.5% discount rate), to be paid out in a lump sum.

(3)	Amount shown represents 100% of the executive’s SERP benefit, to be paid out in equal monthly installments over a 10-year period upon reaching age 65.

(4)	None of the executives had unvested, stock options as of December 31, 2009 for which the exercise price was less than $12.00 per share.

(5)	Amount equal to 150% of the executive’s “base amount” (determined in accordance with Section 280G of the Code), to be paid out in a lump sum within 10 days of termination.

(6)	Amounts to be paid to the executive’s designated beneficiaries pursuant to the Company’s BOLI.

(7)	The amount shown with respect to retirement represents 40% of Mr. Saporito’s SERP benefit, to be paid out in equal monthly installments over a 10-year period upon reaching age 65.

(8)	The amount shown represents 100% of Mr. Campbell’s SERP benefit, to be paid out in equal monthly installments over a 10-year period upon reaching 65.

Director Compensation in 2009
     The following table summarizes the compensation paid with respect to the fiscal year ended December 31, 2009 to each of the Company’s non-employee directors:

					Change in
					Pension
					Value and
	Fees Earned or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation Earnings	Compensation	Total
Name (1)	($)	($)	($)	($)	($)	($)	($)
Eslick E. Daniel, MD	$29,550	—	—	—	—	—	$29,550
Vasant G. Hari	$16,050	—	—	—	—	—	$16,050
W. Roger Witherow	$25,050	—	—	—	—	—	$25,050
Fred C. White	$28,950	—	—	—	—	—	$28,950
Dinah C. Vire	$16,850	—	—	—	—	—	$16,850
Bernard Childress	$14,000	—	—	—	—	—	$14,000
Randy A. Maxwell	$23,050	—	—	—	—	—	$23,050
H. Allen Pressnell, Jr.	$25,450	—	—	—	—	—	$25,450
Stephen F. Walker	$23,650	—	—	—	—	—	$23,650

(1)	Director compensation for Mr. Lively is reflected in the Summary Compensation Table of this Proxy Statement.

(2)	As of December 31, 2009, the aggregate number of option awards outstanding for each of the Company’s non-employee directors was as follows: Dr. Daniel (1,200); Mr. Hari (1,200); Mr. Witherow (1,200); Mr. White (1,200); Ms. Vire (1,200); Mr. Childress (1,200); Mr. Maxwell (1,200); Mr. Pressnell (1,200); and Mr. Walker (1,200). The exercise prices for these options are $30.00.
     The retainers and meeting fees paid to our directors are as follows:

	Current	Previous
Retainers and Fees	(2010)	(2009)
Board member retainer	$4,000	$4,000
Board meeting fee	$650	$650
Committee meeting fee (non-employee directors only)	$300	$300
Executive Committee retainer	$2,000	$2,000

SHAREHOLDER PROPOSALS
     A proper proposal submitted by a shareholder in accordance with applicable rules and regulations for presentation at the Company’s annual meeting of shareholders in 2011 and received at the Company’s executive offices no later than January 20, 2011 will be included in the Company’s proxy statement and form of proxy relating to such annual meeting.
     In addition, the Company’s Amended and Restated Bylaws contain an advance notice provision that provides that for a shareholder proposal to be brought before and considered at the next annual meeting of shareholders, such shareholder must provide notice thereof to the Secretary of the Company no later than January 20, 2011 and the proposal and the shareholder must comply with Regulation 14A under the Securities Exchange Act of 1934. In the event that a shareholder proposal intended to be presented for action at the next annual meeting is not received prior to January 20, 2011, proxies solicited by the Board of Directors in connection with the annual meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the annual meeting.
OTHER MATTERS
     Management of the Company does not know of any matters to be brought before the Shareholders Meeting other than those described in this Proxy Statement. If any other matters properly come before the Shareholders Meeting, the persons named as proxies in the enclosed form of proxy and acting thereunder will vote on such matters in accordance with the recommendation of the Board of Directors.
ANNUAL REPORT AND ADDITIONAL INFORMATION
     All shareholders of record on the record date will receive a one-page Notice in the mail regarding the internet availability of this year’s proxy materials. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed copy of the proxy materials. The Annual Report to Shareholders is not part of the proxy materials. Any shareholder who desires a copy of our 2009 Annual Report to Shareholders or our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC, may obtain a copy without charge by visiting http://www.cfpproxy.com/6437.

Appendix A
PROXY CARD
REVOCABLE PROXY
COMMUNITY FIRST, INC.
PROXY SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS FOR THE MEETING OF
SHAREHOLDERS TO BE HELD ON MAY 20, 2010.
          The undersigned, hereby appoints MARC R. LIVELY and DIANNE SCROGGINS and each of them proxies with full power of substitution and revocation, to represent the undersigned and to vote all shares of Common Stock of Community First, Inc. (the “Company”) which the undersigned would be entitled to vote at the Shareholders Meeting to be held on Thursday, May 20, 2010, beginning at _:_ p.m. local time, at the Vest Hall located on the campus of Columbia Academy, 1101 West 7th Street, Columbia, Tennessee 38401, and any adjournment(s) thereof, as specified in this Proxy:
          Proxy solicited by and on behalf of the Board of Directors for the Shareholders Meeting to be held on Thursday, May 20, 2010. The Company’s Board of Directors recommends a vote “FOR” each of the proposals.
1.
Proposal to elect the four (4) individuals listed below to the Board of Directors of Community First, Inc. as Class II directors, each to serve for a three (3) year term and until his or her successor is duly elected and qualified:

[ ]	FOR ALL

[ ]	WITHHOLD AUTHORITY

[ ]	FOR ALL EXCEPT See instruction below
INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE OF THE NOMINEES, MARK “FOR ALL EXCEPT” ABOVE AND STRIKE A LINE THROUGH HIS OR HER NAME IN THE LIST BELOW:
Class II Directors
Fred C. White
W. Roger Witherow
Bernard Childress
Stephen F. Walker
2.	Advisory proposal to approve the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
3.	Proposal to approve an amendment to the Company’s Amended and Restated Charter to increase the number of authorized shares of Common Stock from five million (5,000,000) to ten million (10,000,000).

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
4.	Proposal to ratify the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
5.	In their discretion the proxies are authorized to vote upon such other matters as may properly come before the Shareholders Meeting or any adjournments thereof.
* * * * * * * * * *
          Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted “FOR” approval of the Proposals.
          The Board of Directors knows of no other matters that may properly be or which are likely to come or be brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in this proxy or their substitutes will vote in accordance with their best judgment on such matters. THIS PROXY SHOULD BE DATED, SIGNED BY THE SHAREHOLDER AS THE NAME APPEARS BELOW AND

RETURNED PROMPTLY IN THE ENCLOSED ENVELOPE. JOINT OWNERS SHOULD EACH SIGN PERSONALLY, AND TRUSTEES AND OTHERS SIGNING IN A REPRESENTATIVE CAPACITY SHOULD INDICATE THE CAPACITY IN WHICH THEY SIGN.
          THE BOARD OF DIRECTORS RECOMMENDS THAT ANY SHAREHOLDER DESIRING TO REVOKE HIS OR HER PROXY AND VOTE IN PERSON AT THE SHAREHOLDERS MEETING ARRIVE AT THE MEETING LOCATION BY 3:00 P.M., LOCAL TIME, TO FACILITATE CONFIRMATION OF NUMBER OF SHARES ELIGIBLE TO VOTE.

DATED: , 2010

Signature

Signature if held jointly

Please print or type your name
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
PLEASE MARK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS. ______________
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.
______________________________
______________________________
______________________________

Please return your signed Proxy to:

Community First, Inc. 501 South James M. Campbell Boulevard Columbia, Tennessee 38401 Attn: Dianne Scroggins